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Barnes GROUP INC

Smart Industrial Control System
32.04%
99%
25%
67%
Fine

Notice of 2021 Annual Meeting of Stockholders & Proxy Statement

May 7, 2021 - Virtual Meeting

 NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

March 26, 2021

Dear Stockholders:

You are invited to attend the 2021 Annual Meeting of Stockholders of Barnes Group Inc. (“Barnes Group” or the “Company”) to be held entirely online in a virtual meeting format live by audio webcast on May 7, 2021, at 11:00 A.M. Eastern Time (E.T.). You will not be able to attend the Annual Meeting in person. The virtual Annual Meeting will be held here: www.virtualshareholdermeeting.com/B2021. Instructions on how to attend the virtual Annual Meeting are provided below. The Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting proxies, in the accompanying form, to be used at the Annual Meeting and any adjournments thereof. This proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting. The enclosed materials were first mailed or provided on or about March 26, 2021 to our stockholders of record as of March 12, 2021.

A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders of record during the entire time of the Annual Meeting on the virtual meeting website and during the 10 days prior to the Annual Meeting at the Company’s principal executive offices located at 123 Main Street, Bristol, CT 06010.

Following a report on business operations, stockholders will vote on the following proposals:

Proposals		Board Vote Recommendation
1.	Election of 11 directors (page 9)	FOR
each of the nominees
2.	Advisory vote for the resolution to approve the Company’s executive compensation (page 23)	FOR
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2021 (page 62)	FOR
•	To transact such other business that may properly come before the meeting

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote as promptly as possible. You are eligible to vote if you were a stockholder of record at the close of business on March 12, 2021 (the “Record Date”) or hold a legal proxy for the meeting provided by your broker, bank or nominee as of the Record Date. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. As of the Record Date, there were 50,650,024 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Stockholders of record as of the Record Date are entitled to vote live by audio webcast at the virtual Annual Meeting or in the following ways:

Vote by Phone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. E.T. the day prior to the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote by Internet -
Before the Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode in the proxy card you received.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. E.T. the day prior to the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you choose to vote at the virtual Annual Meeting - Go to www.virtualshareholdermeeting.com/B2021 and follow the instructions below.

How to Attend and Vote During the Virtual Annual Meeting

•	To be admitted to the virtual Annual Meeting, use the following link: www.virtualshareholdermeeting.com/B2021
•	Enter the control number found on your proxy card, voting instruction form or notice you received with the proxy materials. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.
•	Once admitted to the virtual Annual Meeting, you may vote and/or submit questions during the virtual Annual Meeting by following the instructions available on the virtual Annual Meeting website.
•	If you do not have your control number, you may attend the virtual Annual Meeting as a guest (non-stockholder). As a guest, you will not have the option to vote your shares at the virtual Annual Meeting.

Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the virtual Annual Meeting. You may revoke your proxy at any time prior to the meeting. If you attend and vote during the virtual Annual Meeting, your proxy will be revoked automatically and your vote at the virtual Annual Meeting will be counted.

Cordially,

Thomas O. Barnes
Chairman of the Board

PROXY SUMMARY

	Proposals	Board Vote Recommendation
1.	Election of 11 directors (page 9)	FOR each of the nominees
2.	Advisory vote for the resolution to approve the Company’s executive compensation (page 23)	FOR
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2021 (page 62)	FOR
•	To transact such other business that may properly come before the meeting

2021 Director Nominees

	Thomas O. Barnes	Mylle H. Mangum	William J. Morgan	JoAnna L. Sohovich	Elijah K. Barnes	Hans-Peter Männer	Thomas J. Hook	Richard J. Hipple	Anthony V. Nicolosi	Daphne E. Jones	Patrick J. Dempsey
INDEPENDENCE	•	•	•	•	•	•	•	•	•	•
DIRECTOR TENURE	42 yrs.	18 yrs.	14 yrs.	6 yrs.	4 yrs.	4 yrs.	4 yrs.	3 yrs.	3 yrs.	1 yr.	7 yrs.
Director Since	1978	2002	2006	2014	2016	2016	2016	2017	2017	2019	2013
Age	72	72	74	49	40	58	58	68	67	64	56
Term Expires	2021	2021	2021	2021	2021	2021	2021	2021	2021	2021	2021
BGI BOARD COMMITTEES	1	2	3	1	1	1	2	2	1	1	0
Audit			•			•	•		•	•
Corporate Governance			•		•		•	•
Compensation		•		•				•
Executive	•	•	•
OTHER PUBLIC COMPANY BOARDS	0	2	1	0	0	0	0	2	0	2	1
DEMOGRAPHICS
White/Caucasian	•	•	•		•	•	•	•	•		•
Black/African American										•
Hispanic/Latino				•
American Indian/Native American/Alaskan Native				•
Male	•		•		•	•	•	•	•		•
Female		•		•						•
QUALIFICATIONS/ ATTRIBUTES/ EXPERIENCE
Global Business	•	•	•	•		•	•	•	•	•	•
Manufacturing/Operational	•	•		•		•	•	•	•		•
Aerospace, Industrial, Medical/Pharma, Automation, Robotics or Plastics End-Markets		•	•	•		•	•	•	•	•	•
Government/Regulatory				•			•	•	•		•
Talent Management/ Development	•	•	•	•	•	•	•	•	•	•	•
Technology/Innovation		•		•		•	•	•		•	•
Marketing/Branding		•		•	•	•	•	•
Risk Management/ Oversight		•	•	•		•	•	•	•	•	•
Board Committee Chair	•	•	•				•	•
Prof. License/ MBA/ Econ.or Engineering Degree	•		•	•	•	•	•	•	•	•	•

Director Highlights1

[1]	The metrics in these Director Highlights include current directors as of the date of this proxy statement, including Director Dr. Hassell H. McClellan. Director McClellan will retire from the Board effective as of the 2021 Annual Meeting in accordance with the mandatory retirement provisions of our Corporate Governance Guidelines. Metrics above are based on the number of full years of service that each director has served as of the date of this proxy statement.

Governance Highlights1

Barnes Group Inc. (“Barnes Group” or the “Company”) is committed to good corporate governance, which promotes the long-term interests of the Company’s stockholders. Key features of the Company’s corporate governance practices include:

Board Independence	Lead Independent Director

•   Independent Chairman of the Board

•   11 of our 12 directors are independent (and 10 of 11 directors standing for election are independent)

•   CEO is the only management director

•   All board committees are composed exclusively of independent directors

•   Clearly established authority and responsibility over board governance and operations

•   Selected by independent directors

•   Serves as a liaison between the Chairman of the Board and the independent directors

•   Presides at executive sessions of the independent directors

Board Practices	Other Best Practices

•   Consider gender, race, ethnicity and national origin among the qualifications reviewed when selecting director nominees

•   Annual board and committee evaluations

•   Regular review of committee chair and member rotation

•   Director retirement age of 75, extendable in special circumstances

•   Corporate Governance Guidelines require directors to attend education programs and briefing sessions

•   Prohibition on directors simultaneously serving on more than 4 public company boards and 3 public company audit committees, including the Company’s

•   Annual election of directors and declassified board

•   Regular executive sessions of board and committees without management present

•   Separate CEO and Chairman of the Board roles

•   Prohibition on the CEO, or directors who serve as CEO for another public company, simultaneously serving on more than 2 public company boards, including the Company’s

•   Corporate Governance Committee approval required before an executive officer accepts outside board membership with a for-profit entity

•   Stockholder engagement and outreach to allow for management and the board to understand and consider issues that matter most to stockholders and enable the Company to effectively address them

•   Restrictions on hedging and pledging Company stock by directors and executive officers

•   Annual say-on-pay vote

•   Policy prohibiting corporate contributions to political candidates, election campaigns or political parties

Stockholder Rights and Accountability	Stock Ownership Requirement

•   Directors must receive more “for” than “withhold” votes in uncontested elections

•   Stockholders have right to hold special meetings

•   Stockholder right to proxy access

•   No stockholder rights (poison pill) or similar plan

	Directors	5X	Annual Cash Retainer
	CEO	5X	Annual Salary
	Other NEOs	3X	Annual Salary

[1]	The metrics in these Governance Highlights include current directors as of the date of this proxy statement, including Director Dr. Hassell H. McClellan. Director McClellan will retire from the Board effective as of the 2021 Annual Meeting in accordance with the mandatory retirement provisions of our Corporate Governance Guidelines.

Environmental, Social and Governance Principles

Barnes Group is committed to corporate responsibility and furthering thoughtful environmental, social and governance (ESG) principles. We believe this commitment allows us to create value for our stakeholders, including our stockholders, and is key to our long-term success as a responsible and environmentally-friendly organization. Since the launch of our Company-wide ESG initiative in 2014, we continue to identify and implement ways we can benefit our customers, stockholders, employees, the environment and society while we execute our vision and strategy. This initiative is led by our Vice President of Health, Safety & Environmental Affairs (HSE) and Enterprise Risk Management and the Company’s ESG Committee, with the full support of our Company’s Senior Leadership Team and Board of Directors. Our ESG journey has been consistently informed by global ESG reporting practices and our stakeholders. In addition, we maintain a comprehensive HSE policy and program.

ESG Recognition

We were honored to be recognized for our ESG efforts and commitment to corporate social responsibility.

In December 2020, the Company was named one of “America’s Most Responsible Companies 2021” by Newsweek. The list of America’s Most Responsible Companies was issued by Newsweek, in partnership with Statista – one of the largest statistics database companies worldwide. Companies included on the list were selected based on key ESG performance indicators, published sustainability reports, and survey results from 7,500 U.S. residents.

Commitment to the Environment, Human Rights and Sourcing Responsibly

In 2020, the Company announced that over the next five years, we would seek to reduce the energy we use in our factories, the amount of water we use and the amount of industrial process waste we generate from our manufacturing operations, normalized against our production hours. In addition, the Company strives to apply the precautionary principle in our decision-making when environmental impacts may be present. The precautionary principle guides decision-makers to adopt precautionary measures on a cost-benefits basis, when scientific evidence about an environmental or human health hazard is uncertain and the stakes are high. We believe the precautionary approach can help us reduce our environmental footprint and yield a more sustainable world, consistent with our values.

As part of our strong commitment to the environment, human rights and ethical sourcing:

•	Our ESG Committee, led by our Vice President of HSE and Enterprise Risk Management, regularly reports to the Company’s Senior Leadership and Board of Directors. The ESG Committee Charter can be found here: https://www.barnesgroupinc.com/media/69067/charter-for-esg-committee-final.pdf
•	We maintain a Supplier Code of Business Ethics and Conduct to support ethical sourcing practices: http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/Code-of-Business-Ethics-and-Conduct-for-Suppliers-11-6-2018.pdf
•	We pulse our global leadership to facilitate identification and communication of any facts or circumstances which may indicate a potential human rights concern in our various locations and businesses.
•	We have a conflict minerals policy available at: http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/Conflict-Minerals-Policy.pdf

Advancing Diversity; Engaging and Developing our Employees

We utilize our Talent Management System (TMS) to manage our human capital. TMS is an integral part of our Barnes Enterprise System (BES). The TMS framework focuses on five key areas – Attract, Perform, Develop, Engage and Recognize. TMS provides our management with tools and processes to support the Company’s commitment to diversity and inclusion, attract and hire talented employees, and encourage our employees’ growth, development and engagement.

As part of our commitment, we:

•	Leverage the Company’s “Manufacture Your Dreams” campaign and Manufacturing Day to further enhance and promote our apprenticeship programs and attract, hire and train employees in various technical areas to help build a broad talent pipeline;
•	Maintain innovative health programs to holistically support our employees’ health and well-being; and
•	Established BarnesWORX™, a new way to work at the Company which leverages professionals with specialized expertise to work on time-bound assignments, new product developments and innovative projects.

Focused on Our Values

Our values are the cornerstone of our Company. We strive to conduct business with the highest ethical standards, consistent with these values. We believe in:

Integrity. Empowerment. Emotional Intelligence. Collaboration. Competitiveness.
Continuous Improvement. Workplace Fairness. Globalization.

We maintain:

•	A strong Code of Business Ethics and Conduct (the “Code”) and compliance program. We publish the Code in nine languages and train our employees to ensure they are familiar with the Code, relevant laws and Company policies;
•	A public policy regarding the reporting of complaints and concerns; and
•	Adherence to published corporate governance polices.

Investing in Our Communities

At Barnes Group, we believe that being a good corporate citizen begins with being a great community leader.

•	The Barnes Group Foundation, founded in 1945, is a private grant-making organization supported by Barnes Group. The Barnes Group Foundation is committed to supporting education, the arts, civic and youth activities, and health-related charities in the communities in which the Company operates. Since 2000, the Foundation has supported more than 500 schools, cultural centers, and health-related charities, helping to ensure a legacy of community;
•	The Foundation provides a 2-for-1 matching gifts program, enabling employees to direct funds to organizations that are important to them; and
•	We assist communities through scholarships, volunteer awards, charitable giving, United Way support, disaster relief, Relay for Life (American Cancer Society) and other events.

Innovative Products

In 2020, we established our state-of-the-art Innovation Hub and added resources to further drive development and creation of innovative products and services, allowing the Company to build on its strong position in engineering development and expand into applied and fundamental research and development. Through our research and innovation efforts, we:

•	Continue to develop injection molding technology used to produce cutting-edge components that are designed to reduce vehicle mass, improve aerodynamics, and improve fuel efficiency which directly reduces vehicle emission;
•	Maintain advanced metal and metal-alloy forming technology which allows vehicle designers and manufacturers to introduce complex shapes and structures conducive to reducing vehicle weight and optimizing material use; and
•	Utilize “hybrid” manufacturing processes combining traditional fabrication techniques with innovative additive manufacturing to provide customers with innovative products manufactured with lower material waste and enabling lower fuel usage.

For More Information:
For more information, including as to forward looking statements, please see the Company’s latest ESG Report which can be found on the Environmental, Social and Governance tab of www.bginc.com

Compensation Highlights

2020 Executive Compensation - Key Elements

The following summarizes the key features of the compensation program for our named executive officers (NEOs).

Executive Compensation - Key Elements

Short-Term		Long-Term Equity Incentive Award
Base Cash Salary	Annual Cash Incentive Award	PSAs	Stock Options	RSUs
Base salaries are reviewed annually and are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities.

Stockholder-approved program with payouts based on achieving targeted financial performance measures.

Annual incentive targets for our NEOs range from 45% to 75% of base salary at target level performance.

Actual payouts may range from zero to three times target based on performance compared to our three performance measures.

Performance-based vesting at the end of a 3-year period; based on three equally weighted measures in 2020:

(1)    EBITDA growth relative to the performance of the Russell 2000 Index companies;

(2)    Total Shareholder Return (TSR) relative to the performance of the Russell 2000 Index companies; and

(3)    Return On Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation Committee.

			Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.	Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.

Other Compensation and Benefits

Retirement: NEOs participate in qualified retirement programs generally available to the Company’s U.S. employees. NEOs also participate in a nonqualified retirement program that provides benefits on base salary earnings in excess of Internal Revenue Service (IRS) limits on qualified plans. In 2020, Messrs. Dempsey and Stephens also participated in grandfathered nonqualified executive retirement programs that are closed to new entrants.

Change in Control and Severance: NEOs participate in severance programs where severance is payable and benefits continue upon termination of employment in certain specified circumstances or upon a change in control. Severance ranges from a multiple of one times base salary plus pro rata bonus for certain non-change in control events, to two times base salary plus pro rata bonus and additional benefits for other change in control events.

Limited Perquisites: NEOs are provided financial planning and tax preparation services, annual physicals (for amounts not otherwise covered by health insurance) and executive life insurance (with a tax gross-up benefit for grandfathered participants only).

2020 NEO Compensation Summary

Name & Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value & Nonqualified Deferred Comp. Earnings	All Other Comp.	Total
Patrick J. Dempsey President and Chief Executive Officer, Barnes Group Inc.	$720,000	$0	$4,138,485	$865,240	$135,000	$2,146,937	$149,195	$8,154,857
Christopher J. Stephens, Jr.[1] Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.	454,000	0	1,139,957	244,851	0	192,060	156,338	2,187,206
Michael A. Beck Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace	409,000	0	752,309	162,232	46,000	0	36,918	1,406,459
Stephen G. Moule Senior Vice President, Barnes Group Inc. and President, Barnes Industrial	450,000	0	632,462	0	50,000	0	20,910	1,153,372
Patrick T. Hurley, Ph.D. Senior Vice President and Chief Technology Officer, Barnes Group Inc.	348,300	0	379,459	81,116	34,830	0	26,535	870,240

1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020. Marian Acker, Vice President and Controller of the Company, and the Company’s Principal Accounting Officer, was appointed as the Company’s Interim Chief Financial Officer and Principal Financial Officer, effective as of January 1, 2021.

Proxy Statement for 2021
Annual Meeting of Stockholders
May 7, 2021

We are sending this proxy statement and a proxy or voting instruction form in connection with Barnes Group Inc.’s solicitation of proxies on behalf of its Board of Directors for our 2021 Annual Meeting of Stockholders. Availability of this proxy statement and accompanying materials is scheduled to begin on or about March 26, 2021. “Voting Information” may be found on page 63.

GOVERNANCE

Our Board and senior management devote considerable time and attention to corporate governance matters, and we maintain a comprehensive set of policies and procedures to enable effective corporate governance. We regularly review best practices in corporate governance and modify our policies and procedures as warranted. We solicit feedback from stockholders on governance and executive compensation practices. The following governance materials are available on our website at www.bginc.com; click on “Investor Relations” and then “Governance.” These materials will also be provided without charge to any stockholder upon written request to Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Governance Materials

• Bylaws • California Transparency in Supply Chains Act Disclosure • Certificate of Incorporation • Charters for Board Committees • Charter of the ESG Committee

•  Code of Business Ethics and Conduct

•  Code of Business Ethics and Conduct for Suppliers

•  Conflict Minerals Policy

•  Corporate Governance Guidelines

•  Political Expenditures and Public Policy Matters Policy

Code of Business Ethics and Conduct

Our Company has long held the belief that integrity, and the way we treat our employees, stockholders, customers, suppliers, competitors and communities, are key to our Company’s longevity and success. Our Barnes values, as well as BES, form the foundation of our business culture and serve as a roadmap for navigating the complex and dynamic marketplaces in which we do business. Our Code reinforces these values and principles and establishes the behaviors that we expect from all of our employees, officers and directors in maintaining the highest level of integrity in everything we do. Our Code applies to everyone at our Company and unites us as “One Team, One Company.” By acting in accordance with our Code, we sustain the Company’s reputation and continue to build on our success.

Key Governance Changes

Director Diversity: We believe that a board that is diverse and inclusive is more effective in meeting the Company’s strategic needs and serving the long-term interests of the Company and its stockholders. The Company has long considered many factors when evaluating director candidates. In February 2021, the Company amended its Corporate Governance Guidelines to formalize our practice of considering gender, race, ethnicity and national origin, among other qualifications, when evaluating director candidates for nomination to the Company’s Board.

Board Service Limitation: In February 2020, the Company adopted a limitation on the number of public company boards on which Barnes’ directors may serve. Effective as of February 14, 2020, directors may serve only on a maximum of four public company boards, including the Barnes Group Board of Directors. In addition, the Company also adopted a limitation on the number of public company boards on which directors who serve as CEOs of a public company (including the Barnes CEO) may serve. Effective as of February 14, 2020, a director who is a CEO of a public company may serve on only one additional public company board. The Company also maintains its existing limitation that a director who serves on the Company’s Audit Committee may serve only on the audit committees of two additional public companies.

Proposal 1 – Election Of Directors

Upon the recommendation of the Corporate Governance Committee, the Board has nominated Thomas O. Barnes, Elijah K. Barnes, Patrick J. Dempsey, Richard J. Hipple, Thomas J. Hook, Daphne E. Jones, Mylle H. Mangum, Hans-Peter Männer, William J. Morgan, Anthony V. Nicolosi and JoAnna L. Sohovich to be elected at the 2021 Annual Meeting for continuing membership to the Board.

Hassell H. McClellan, a current member of the Company’s Board of Directors, will retire from the Board, effective as of the 2021 Annual Meeting in accordance with the mandatory retirement provisions of the Company’s Corporate Governance Guidelines and is therefore not standing for re-election.

The Board has determined that except for Mr. Dempsey, each nominee is an independent director. If elected, each nominee will hold office until the 2022 Annual Meeting unless the nominee earlier dies, resigns, retires or is removed, as provided in the Bylaws. The eleven nominees are listed herein with brief biographies. None of the organizations listed as business affiliates of the nominees is a subsidiary or other affiliate of the Company unless otherwise noted. If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe the persons nominated will be unable to serve if elected.

The Board recommends a vote FOR all Director nominees.

Board of Directors

Nominees for Director Election

THOMAS O. BARNES	Age: 72	Director since: 1978	Committees: E

Mr. Barnes is Chairman of the Board and was a non-management employee of the Company through December 31, 2014. From 2007 until 2012, he served as a director of New England Bank Shares, Inc. He served as a director of Valley Bank from 2005 to 2007, when it was merged into New England Bank Shares, Inc. Mr. Barnes’s qualifications to be a member of our Board include his experience in the fields of manufacturing, finance and governance with numerous organizations throughout his career, including the Company’s former distribution business. In addition, Mr. Barnes has owned and managed several businesses and has experience in the commercial lending field. He has served on the Board for over 40 years, has served as Chairman of our Board since 1995, and has served as chairman, trustee or director for over 20 non-profit organizations.

ELIJAH K. BARNES	Age: 40	Director since: 2016	Committees: CG

Mr. Barnes serves on the Corporate Governance Committee of the Board of Directors. Mr. Barnes has over 17 years of experience in the areas of commercial real estate, lease negotiation, marketing and finance. He has been a Principal at Avison Young, where he is the co-head of the Agency Leasing Practice Group for the Washington, D.C. office, since September 2014. From 2008 to 2014, he was Managing Director and Principal at Cassidy Turley. Prior to Cassidy Turley, he was a Vice President for the Leasing Management Group at Jones Lang LaSalle. He received his bachelor’s degree in Economics from the University of Virginia and his Master of Business Administration from Johns Hopkins University. Mr. Barnes is a National Association of Corporate Directors (NACD) Governance Fellow. He demonstrated his commitment to the highest standards of boardroom excellence by earning NACD Fellowship - The Gold Standard Director Credential. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. Barnes’s qualifications to serve on our Board include his significant commercial real estate experience that contributes to the Company’s management of its extensive owned and leased real estate portfolio. In addition to his business and financial qualifications, Mr. Barnes is the sixth generation of the Barnes family to serve on the Board, continuing a legacy of family oversight that is uniquely devoted to the Company’s long-term success and returning value to Company stockholders.

PATRICK J. DEMPSEY	Age: 56	Director since: 2013	Committees: None

Mr. Dempsey was appointed the President and Chief Executive Officer of the Company in March 2013. Prior to this appointment, since February 2012, he served as the Company’s Senior Vice President and Chief Operating Officer, and was responsible for oversight and direction of the Company’s global business segments, as well as working closely on the development and execution of the Company’s strategic plan. Mr. Dempsey joined the Company in October 2000 and has held a series of roles of increasing responsibility. He was appointed Vice President, Barnes Group Inc. and President, Barnes Aerospace in 2004, Vice President, Barnes Group Inc. and President, Barnes Distribution in October 2007, and Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services in October 2008. He is currently a director of Nucor Corporation having been appointed in 2016. He also serves as the Vice Chairman of the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation (MAPI). Mr. Dempsey’s qualifications to be a member of our Board include his extensive knowledge of the Company’s business operations and his depth of experience in the fields of business management, enterprise management systems, business development and international operations.

RICHARD J. HIPPLE	Age: 68	Director since: 2017	Committees: CMDC, CG

Mr. Hipple serves on the Board of Director’s Corporate Governance and Compensation and Management Development Committees. Mr. Hipple is the retired Executive Chairman of the board of directors of Materion Corporation, a title he held until December 2017. Materion supplies highly engineered advanced enabling materials and coatings used in a range of electrical, electronic, thermal, optical, and structural applications. Previously, he was the Chairman, President and Chief Executive Officer of Materion from 2006 to 2017 and its President and Chief Operating Officer from 2005 to 2006. He initially joined Materion in 2001. Prior to joining Materion, Mr. Hipple served 26 years in roles of increasing responsibility at LTV Corporation, a large U.S. metals conglomerate, culminating in the position of President. Mr. Hipple has previously served on the board of directors of Ferro Corporation and is currently a director of KeyCorp (serving as Chair of the Audit Committee and a member of the Nominating and Governance Committee) and Luxfer Holdings (serving as Chair of the Remuneration Committee and a member of the Audit Committee). He also is a Chair Emeritus and current member of the Board of Trustees for the Cleveland Institute of Music. Mr. Hipple is a graduate of Drexel University with a Bachelor of Science degree in engineering. Mr. Hipple’s qualifications to be a member of our Board include his extensive executive management and leadership experience and an accomplished record of leading transformational global growth and product diversification, including through acquisitions. Additionally, Mr. Hipple brings a wealth of additional public company board experience to our Board.

THOMAS J. HOOK	Age: 58	Director since: 2016	Committees: Audit, CG

Mr. Hook has been the Chief Executive Officer of SaniSure, Inc. since February 2021 and a director of SaniSure, Inc. since December 2019. He has been a director of Q Holding Company since September 2017, where he also served as Chief Executive Officer from September 2017 to January 2021. Prior to that, he was the President and Chief Executive Officer of Integer (formerly Greatbatch) since August 2006. Prior to this, he was Chief Operating Officer of Integer (formerly Greatbatch), a position he held from September 2004 to August 2006. From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group. From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc. Mr. Hook serves as a director of NeuroNexus Inc. Until March 1, 2021, Mr. Hook served as Chairman of the Board and member of the Executive Committee of HealthNow New York, Inc., a leading health care company in Western New York, and he is also former director of Tactiva Therapeutics, Inc. Mr. Hook’s qualifications to be a member of our Board include his leadership experience, particularly in the high-tech manufacturing industry, together with his substantial knowledge of finance and accounting by virtue of his educational background and multiple executive management positions.

DAPHNE E. JONES	Age: 64	Director since: 2019	Committees: Audit

Ms. Jones has been a director of Masonite International Corporation since February 2018, where she currently is a member of the Corporate Governance & Nominating Committee. Ms. Jones has served as a director of AMN Healthcare since September 2018, where she is a member of the Audit Committee and Compensation Committee. Previously, Ms. Jones served as the Senior Vice President - Digital/Future of Work for GE Healthcare, the healthcare business of GE, from May 2017 to October 2017 and prior to that, she served as the Senior Vice President - Chief Information Officer for GE Healthcare Diagnostic Imaging and Services since August 2014. Prior to joining GE Healthcare, Ms. Jones was the Senior Vice President, Chief Information Officer for Hospira, Inc., a provider of pharmaceuticals and infusion technologies, from October 2009 through June 2014. Ms. Jones also served as Chief Information Officer at Johnson & Johnson from 2006 to 2009 and served in various information technology roles with Johnson & Johnson from 1997 through 2006. Ms. Jones began her career in sales and systems engineering at IBM. She previously served on the board of the Thurgood Marshall College Fund, a not-for-profit organization and the nation’s largest organization representing historically black colleges and universities, medical schools, and law schools. Ms. Jones’s qualifications to be a member of our Board include her extensive executive and leadership experience, and experience driving innovation using digital technology.

MYLLE H. MANGUM	Age: 72	Director since: 2002	Committees: CMDC (Chair), E

Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions, since October 2003. Prior to this, she served as the Chief Executive Officer of True Marketing Services, LLC since July 2002, focusing on consolidating marketing services companies. From 1999 to 2002, she was the Chief Executive Officer of MMS Incentives, Inc., a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is currently a director of Haverty Furniture Companies, Inc. (serving on the Executive Committee and Chair of the Nominating, Compensation and Governance Committee) and Express, Inc. (serving as Chairman of the Board and member of the Audit Committee and Compensation and Governance Committee). Additionally, Ms. Mangum is an advisory board member of Emory University/Goizueta Business School, Piedmont College and The Shopping Center Group. She also served as a director of PRGX Global Inc. from 2013 until March, 2021, Collective Brands Inc., and its predecessor PaylessShoeSource, Inc., from 1997 to 2012, Scientific-Atlanta, Inc. from 1993 to 2006, Respironics, Inc. from 2004 to 2008, Matria Healthcare, Inc. from 2006 to 2008, and Emageon Inc. from 2004 to 2009. Ms. Mangum’s qualifications to be a member of our Board include her current service as a chief executive officer, and extensive business and management experience including, in addition to that mentioned above, serving as an executive with General Electric, BellSouth and Holiday Inn Worldwide. She has extensive knowledge of marketing, accounting and finance, as well as compliance and internal controls.

HANS-PETER MÄNNER	Age: 58	Director since: 2016	Committees: Audit

Mr. Männer is the former Chief Executive Officer of Otto Männer GmbH, a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and micro-injection molding systems, which the Company acquired in 2013. Prior to joining Männer in 1990, Mr. Männer studied product engineering at the University of Applied Sciences, graduating as a civil engineer completing three years of vocational training as a toolmaker. He has over 18 years of experience as a board member for Volksbank Freiburg and over 10 years of experience as a board member for WVIB Wirtschaftsverband, a trade association. Mr. Männer is currently the Managing Director of HPM Invest GmbH, a limited partnership managing properties and capital assets, and an Advisory Board member of EMERAM Capital Partners. He holds an Executive MBA from Steinbeis University, Berlin. The Board appointed Mr. Männer to the Board as a director in 2016. Mr. Männer’s qualifications to be a member of our Board include his extensive experience in the plastic injection molding industry and industrial manufacturing, together with a background in finance and asset management. As such, Mr. Männer is well-qualified to help lead the strategic direction and investment decisions for the Company’s evolving portfolio of differentiated technologies.

WILLIAM J. MORGAN	Age: 74	Director since: 2006	Committees: Audit (Chair), CG, E

Mr. Morgan is a retired partner of the accounting firm KPMG LLP (KPMG) where he served clients in the industrial and consumer market practices. After his retirement in 2006 and until 2010, he was a consultant to KPMG’s Leadership Development Group and Dean of KPMG’s Chairman’s 25 Leadership Development Program. He is the Audit Committee financial expert of our Board. From 2004 until 2006, Mr. Morgan was the Chairman of KPMG’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. He previously served as the Managing Partner of KPMG’s Stamford, Connecticut office. Mr. Morgan is currently a director of PGT Innovations, Inc., serving as the Chair of its Audit Committee and a member of its Corporate Governance Committee. From 2014 to January 2018, he also was a director of the J.G. Wentworth Company and member of its Audit Committee. He previously served as a member of the Boards of Directors for KPMG and KPMG Americas. In addition to his service with KPMG and on other boards of directors, Mr. Morgan’s qualifications to be a member of our Board include his 39 year career and expertise in the accounting and auditing fields, as well as his extensive practice as a certified public accountant and experience working with global industrial companies relative to accounting, finance, auditing, controls, risk management, compliance and corporate governance.

ANTHONY V. NICOLOSI	Age: 67	Director since: 2017	Committees: Audit

Mr. Nicolosi is a retired partner of the accounting firm KPMG, where he had an approximately 39 year career. Most recently, Mr. Nicolosi served in the firm’s National Office from 2008 to 2013 as the Regional Risk Management Partner for the Americas (one of three KPMG Global Regions), the National Partner in charge of risk management for the US Audit Practice and the Coordinator of the firm-wide Enterprise Risk Management Process. He also served as a member of the Global Quality and Risk Management Steering Group; U.S. Legal, Risk and Regulatory Committee;Audit Operations Leadership and others. From 1987 to 2008, Mr. Nicolosi held positions as Engagement Partner or SEC Reviewing Partner for U.S. and multinational clients in many industries, including diversified industrials and power generation. For certain years in this period, Mr. Nicolosi served in the National Office’s Department of Professional Practice and held various leadership positions. Mr. Nicolosi also served for over 10 years as a panel member on KPMG’s Audit Committee Institute roundtables and other related initiatives. Mr. Nicolosi’s qualifications to be a member of our Board include his extensive practice as a certified public accountant and experience relative to accounting, auditing, internal controls, risk management, compliance and corporate governance acquired through serving notable multinational companies, leadership positions, audit committee contributions and more.

JOANNA L. SOHOVICH	Age: 49	Director since: 2014	Committees: CMDC

Ms. Sohovich has served as the Chief Executive Officer of The Chamberlain Group, Inc. since February 2016. Prior to that, from January 2015 to February 2016, she was the Global President, STANLEY Engineered Fastening at Stanley Black & Decker, Inc. where she led a global technology and manufactured goods business. Before being appointed to this position in 2015, she served as Global President, Industrial & Automotive Repair since 2012 and, prior to that, Industrial & Automotive Repair President - North America, Asia and Emerging Regions since 2011, both at Stanley Black & Decker, Inc. From 2001 to 2011, Ms. Sohovich served in several roles of increasing responsibility at Honeywell International, including President, Security & Communications from 2010 to 2011 emphasizing new product development and innovation, Vice President & General Manager, Commercial Building Controls from 2008 to 2010 leading growth initiatives across a broad commercial building controls portfolio, and Integration Leader from 2007 to 2008 resulting in Honeywell’s successful acquisition and integration of Maxon Corporation. Ms. Sohovich served as General Manager, Building Controls Field Devices from 2005 to 2007 and Vice President, Six Sigma for Honeywell from 2004 to 2005. Her earlier experience includes plant management, repair and overhaul shop management, quality management and service as an officer in the United States Navy. Ms. Sohovich’s qualifications to be a member of our Board include her extensive executive management and leadership experience, broad knowledge of industrial manufacturers, global mindset and direct experience in driving innovation and strategic growth initiatives.

Family Relationships

Other than Chairman Thomas O. Barnes as the father of Director Elijah K. Barnes, there are no family relationships among the officers and directors, nor are there any arrangements or understandings between any of the directors or officers of our Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Director Independence Assessment

The Board has adopted categorical standards to guide it in determining director independence. Under these standards, which are part of our Corporate Governance Guidelines, an “independent” director must meet the independence requirements in the New York Stock Exchange (NYSE) listing standards, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company.

a.	A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the NYSE) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company’s independent auditor; (v) an immediate family member of the director is employed by the Company’s independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company’s audit; (vi) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.

b.	The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; or (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

c.	For relationships not covered by b. above, the directors who are independent under the Corporate Governance Guidelines in a. and b. above will determine whether the relationship is material or not and, therefore, whether the director is “independent.” The Company will explain in the next proxy statement the basis of any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality in b. above.

The Board has determined that, other than Mr. Dempsey, all of our director nominees are independent under the listing standards of the NYSE and the above categorical standards.

Process For Selecting Director Nominees,
Stockholder Recommended Director Candidates

Nominee Qualifications

The Corporate Governance Committee strives to maintain an engaged and independent Board with broad and diverse qualifications that serve the long-term interests of our stockholders. Candidates for director shall be selected on the basis of their qualifications, such as:

•	Character, wisdom, judgment and integrity;
•	Experience in positions with a high degree of responsibility;
•	Prominence and accomplishments in areas relevant to the Company’s business activities;
•	Understanding of the Company’s business environment;
•	Strategy development, experience in technology-laden industrial businesses, and/or other relevant firms;
•	Capacity and desire to represent the interests of the Company’s stockholders as a whole;
•	Commitment to maximize stockholder value;
•	The extent to which the interplay of the nominee’s skills, knowledge, expertise, experience and diversity of background (considering, without limitation, gender, race, ethnicity and national origin) with that of the other Board members will help build a Board that is effective in collectively meeting the Company’s strategic needs and serving the long-term interests of the Company and its stockholders; and
•	Ability to devote sufficient time to the affairs of the Company.

Director Nominee Selection Process

The Corporate Governance Committee will consider director candidates recommended by stockholders of the Company, directors, officers and third-party search firms. When utilizing a third-party search firm, the search firm is instructed to identify candidates based on criteria specified by the Corporate Governance Committee, perform initial screenings of the candidates’ resumes and conduct initial interviews. The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Information for stockholders wishing to submit a recommendation is located on page 66.

Board Size

Our Corporate Governance Guidelines provide that the Board should generally have no fewer than six and no more than twelve directors. The Board currently has twelve directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 75th birthday. Director Dr. Hassell McClellan will retire from the Board effective as of the 2021 Annual Meeting in accordance with these mandatory retirement provisions. Each director is also required to advise the Chairman of the Board of any change in his or her status, including a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Director Thomas Barnes, Chairman of the Board, is designated to preside at executive sessions of non-management directors. Dr. McClellan, the Lead Independent Director, is designated to preside at executive sessions of the independent directors. Dr. McClellan will no longer serve as Lead Independent Director following his retirement. The Board is expected to appoint a new Lead Independent Director effective as of May 7, 2021 after the 2021 Annual Meeting.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management and a highly engaged and high-functioning Board. The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors including the specific needs of the business and what is in the best interests of the Company’s stockholders.

Our Board has chosen to separate the roles of Chief Executive Officer and Chairperson of the Board. Mr. Dempsey is our Chief Executive Officer and Director Thomas Barnes is our Chairman. As Chief Executive Officer, Mr. Dempsey is responsible for day-to-day management of the Company and the overall execution of our strategy. As Chairman, Thomas Barnes presides at meetings of the Company’s stockholders and Board of Directors, and is responsible for director orientation and continuing education and review of Board committee assignments and consideration of Chair rotation in conjunction with the Corporate Governance Committee, among other responsibilities as set forth in our Corporate Governance Guidelines and Bylaws.

While our Chairman has been independent under relevant NYSE listing standards as of January 1, 2018, the Board has maintained a Lead Independent Director elected by our independent directors. Dr. McClellan currently serves as Lead Independent Director. As noted above, Dr. McClellan will no longer serve as Lead Independent Director upon his retirement, and the Board is expected to appoint a new Lead Independent Director effective as of May 7, 2021 after the 2021 Annual Meeting.

The responsibilities of the Lead Independent Director are to:

•	Preside at all meetings of the Board at which the Chairman of the Board is not present;
•	Preside at executive sessions of the independent directors;
•	Serve as a liaison between the Chairman of the Board and the independent directors;
•	Together with the Chairman of the Board, determine the nature and scope of the information sent to the Board;
•	Approve the final meeting agendas for the Board following review by the Chairman of the Board; and
•	Approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Board believes that the current structure is appropriate for the Company and provides for effective independent Board leadership and engagement. This structure is enhanced by the fact that the Board’s Audit Committee, Compensation and Management Development Committee (Compensation Committee), Corporate Governance Committee and Executive Committee are comprised entirely of independent directors. Further, the Company’s independent directors periodically meet in executive sessions.

Board Committees

We have a standing Audit Committee, Compensation Committee and Corporate Governance Committee. The primary responsibilities for each of these committees are summarized below. Charters for the committees are available on the Company’s website, www.bginc.com, under the Governance tab of Investor Relations (https://ir.barnesgroupinc.com/governance/highlights/default.aspx). All members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent within the meaning of the NYSE listing standards and the Board’s categorical standards, and all members of both the Audit Committee and the Compensation Committee meet the additional independence requirements of the NYSE listing standards that are applicable to members of such committees. The Executive Committee meets only (i) when action between Board meetings is necessary or desirable, and the convening of a special Board meeting is not practical, or (ii) at the request of a majority of the independent directors. The Executive Committee did not meet in 2020.

Audit Committee

By its charter, the Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements; the effectiveness of the Company’s internal control over financial reporting; the Company’s compliance with legal and regulatory requirements; the performance of the Company’s internal audit function; and the review of the qualifications, independence, and performance of the independent registered public accounting firm. Also, the Audit Committee has responsibility for overseeing the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk. The Board has determined that Mr. Morgan, who qualifies as an independent director under the NYSE listing standards and the Company’s Corporate Governance Guidelines, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC). For additional information about the Audit Committee’s oversight of the risks faced by the Company, see “Board Role in Risk Oversight” on page 19 and the “Audit Committee Report” on page 61.

Meetings in 2020: 8 Attendance: 98% Chair: William J. Morgan Current Members: • Thomas J. Hook • Daphne E. Jones • Hans-Peter Männer • Anthony V. Nicolosi

Compensation and Management Development Committee

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers and other senior management and provides oversight of the Company’s compensation philosophy and of compensation policies and practices as they relate to risk management. The Compensation Committee also acts as the oversight committee with respect to the Performance-Linked Bonus Plan (annual cash incentive program), the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the “Stock and Incentive Award Plan”), and other arrangements covering executive officers and other senior management. The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section. In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company or the Company’s Benefits Committee. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Compensation Committee also oversees succession planning programs, including plans for the Chief Executive Officer and key officers, and reports to the Board at least annually regarding the strengths and weaknesses of the Company’s processes for management development and succession planning. Compensation Committee agendas are established in consultation with the Compensation Committee Chair and its independent compensation consultant. The Compensation Committee has sole authority to retain outside advisors to assist in evaluating executive officer compensation and approve the terms of engagement including the fees of such advisors. The Compensation Committee typically meets in executive session without management present during each meeting.

Meetings in 2020: 7 Attendance: 100% Chair: Mylle H. Mangum Current Members: • Richard J. Hipple • Hassell H. McClellan • JoAnna L. Sohovich

Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning Board membership, functions and director compensation and the Company’s overall corporate governance policies and practices. The Corporate Governance Committee serves as the nominating committee for the Board. Additional responsibilities include board succession matters, the annual performance review of the Chairman of the Board, reviewing matters relating to potential director conflicts of interest and director independence, overseeing the Company’s practices related to political activities, and administering the Company’s related person transactions policy.

Meetings in 2020: 3 Attendance: 100% Chair: Hassell H. McClellan Current Members: • Elijah K. Barnes • Richard J. Hipple • Thomas J. Hook • William J. Morgan

Board and Committee Meeting Attendance 2020

Directors are strongly encouraged to attend our annual meeting of stockholders, all Board meetings and meetings of the committees on which they serve. Our Board held eleven regular (in person or videoconference/telephonic) meetings during 2020. Overall attendance at Board and committee meetings during 2020 was 99.2% for directors. All twelve directors serving at the time of the 2020 Annual Meeting attended the 2020 Annual Meeting.

Board Role In Risk Oversight

While risk management is the responsibility of the Company’s management team, the Board is responsible for oversight of the Company’s risk management activities generally. The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level and each of the committees of the Board are tasked with assisting the Board with the oversight of certain categories of risk management within their respective areas of responsibility.

Board of Directors

Consistent with its oversight role, the full Board regularly receives information about the Company’s risk management activities and the most significant risks faced by the Company. This is accomplished through attendance at committee meetings by the other Board members when warranted, periodic reports on these matters from each of the committees, and by addressing significant risks with the full Board at Board meetings or in executive sessions as appropriate.

Audit Committee

The Audit Committee has primary responsibility for reviewing and discussing the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk, including the Company’s enterprise risk management program.

The Audit Committee periodically meets with management and the Board of Directors to discuss these guidelines and policies, and reviews and assesses management’s identification and assessment of major risk exposure and the manner in which risk is being monitored and controlled in areas such as: external financial reporting and controls, litigation and compliance, safety and cybersecurity.

In conducting the above, the Audit Committee considers the nature of the material risks the Company faces and the adequacy of the Company’s guidelines and policies to respond to and manage these risks. The Audit Committee receives updates from management and others, including the Company’s internal and external auditors and, in many instances, the discussion of these risk factors is integrated within the topics on the Board and committees agendas.

Compensation and Management Development Committee

The Compensation and Management Development Committee oversees compensation programs so that they are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and performance, and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also:

•	Evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business; and
•	Reviews and provides input to management regarding compensation risk management, including whether compensation arrangements incentivize unnecessary and excessive risk taking.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning the Company’s overall corporate governance policies and practices, including:

•	Reviewing potential director conflicts of interest and director independence;
•	Overseeing practices related to political activities;
•	Reviewing feedback from shareholder outreach; and
•	Administering the related person transactions policy.

Communication With Our Board

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board, a committee of the Board, the independent directors or with an individual director, by any of the following methods:

BY PHONE 1-800-300-1560

BY INTERNET https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp

BY MAIL Barnes Group Corporate Compliance Alertline P.O. Box PMB 3667 13950 Ballantyne Corporate Place, Ste. 300 Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the Office of the General Counsel which is responsible for relaying communications to the Board. The Chair of the Audit Committee receives regular summary reports of all reported complaints and concerns.

Investor Outreach

We believe it is critical to maintain a connection with our stockholders. We reach out to our largest institutional stockholders twice per year to communicate our ESG, governance and compensation practices and developments and ensure we know what our stockholders’ top priorities are in those areas. In 2020, we continued this outreach to our institutional stockholders. During those outreach conversations, we highlighted our ESG program enhancements, key governance practices, including the Company’s focus on good governance, limitations on simultaneous public board service, director refreshment and diversity, and aspects of our current executive compensation program.

DIRECTOR COMPENSATION IN 2020

The Corporate Governance Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are also employees do not receive additional compensation for service on the Board. As part of its review, the Corporate Governance Committee periodically obtains competitive market data and retains the services of compensation consultants. The Company’s director compensation program is designed to attract and retain highly qualified directors and to reward the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for 2020:

Compensation Element	Description
Cash Retainer (paid quarterly)[1]	•	$95,000 annually
Annual Equity Retainer	•	RSUs valued at approximately $105,000 that vest quarterly, granted to Board members in February
•	Accelerated vesting in the event of a change in control, service terminating as a result of death or disability, or retirement
•	Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date
Annual Chair Retainer (paid quarterly)[1]	•	Chairman of the Board:	$100,000	•	Compensation Committee:	$15,000
•	Audit Committee:	$17,500	•	Corporate Governance Committee:	$10,000
Other Fees	•	Eligible to earn a $1,500 fee for participating in specific Board projects, such as attending meetings with the Company’s senior management and interviewing prospective director or senior officer candidates
•	Executive Committee Chair fee of $2,500 payable at the first meeting in any fiscal year in which the Committee meets
Other Benefits	•	Business travel accident insurance
•	Matching charitable gifts under the Barnes Group Foundation, Inc., the Company’s charitable foundation
•	Life insurance and accidental death and dismemberment insurance (only for directors who joined before January 1, 2012)
New Director Award	•	RSUs equal to a pro rata portion of the annual equity retainer vesting over the remainder of the service year
(one-time grant)	•	Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date
Non-Management Director Stock Ownership Requirements	•	Ownership of five times the annual cash retainer
•	Each of our non-management directors met this requirement as of January 1, 2021, with the exception of Daphne E. Jones, Richard J. Hipple, Anthony V. Nicolosi and Thomas J. Hook who joined the Board in September 2019, December 2017, May 2017 and May 2016, respectively

1.	Effective May 1, 2020 through December 31, 2020, the non-management directors voluntarily reduced their cash retainer and Chairman and Chairperson retainers for non-management members of the Board downward by 30% for the Chairman of the Board, and 15% for all other non-management directors due to the impacts of COVID-19.

Deferred Compensation

Under the Non-Employee Director Deferred Stock Plan, each non-employee director who joined the Board before December 15, 2005 was granted the right to receive 12,000 shares of Common Stock when his or her membership on the Board terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to one dividend per share for each dividend payment date payable quarterly and in cash.

Under the Directors’ Deferred Compensation Plan (DDCP), each non-employee director may defer all or a portion of his or her Board retainer and meeting fees, and/or the dividend equivalents paid under this plan. Directors may elect to credit such deferred compensation to a cash account, a phantom stock account, or a combination of the two.

Non-Management Director Stock Ownership Requirements

As reflected above, under our stock ownership requirements, each of our non-management directors is required to accumulate an ownership position in the Company’s Common Stock equal in value to five times the annual cash retainer. Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. Directors are required to retain all net after-tax proceeds from Company equity grants until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares, subject to increases based on increases to the annual cash retainer.

Director Compensation in 2020

The following table sets forth the aggregate amounts of compensation information for the year ended December 31, 2020 for non-management directors.

Name of Director	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[3,4]	Total
Thomas O. Barnes	$151,125	$105,033	$0	$0	$256,158
Elijah K. Barnes	85,813	105,033	0	0	190,846
Richard J. Hipple	85,813	105,033	0	0	190,846
Thomas J. Hook	85,813	105,033	0	0	190,846
Daphne E. Jones	86,563	105,033	0	0	191,596
Mylle H. Mangum	97,625	105,033	0	203	202,861
Hans-Peter Männer	84,313	105,033	0	0	189,346
Hassell H. McClellan	93,188	105,033	0	203	198,424
William J. Morgan	98,224	105,033	0	203	203,460
Anthony V. Nicolosi	84,313	105,033	0	0	189,346
JoAnna L. Sohovich	87,313	105,033	0	0	192,346

1.	Effective May 1, 2020 through December 31, 2020, the non-management directors voluntarily reduced their cash retainer and Chairman and Chairperson retainers for non-management members of the Board downward by 30% for the Chairman of the Board, and 15% for all other non-management directors due to the impacts of COVID-19.
2.	Stock Awards represent the aggregate grant date fair value of RSUs granted to directors under the Stock and Incentive Award Plan. The amounts differ from the annual retainer amount of $105,000 because the number of RSUs subject to the annual equity retainer is rounded to the nearest whole number. As of December 31, 2020, each non-management director held 397 unvested RSUs, which vested on February 1, 2021.
3.	The compensation represented by the amounts for 2020 set forth in the “All Other Compensation” column for the directors includes life and accidental death and dismemberment insurance premiums paid by the Company for the benefit of Ms. Mangum and Messrs. McClellan and Morgan.
4.	In 2019, this column contained amounts for Mr. T. Barnes reflecting insurance premiums paid on behalf of Mr. T. Barnes under the Senior Executive Enhanced Life Insurance Program (SEELIP). The SEELIP policy for Mr. T. Barnes currently has sufficient cash value to maintain the death benefit to age 100 without the need for additional premium payments. As such, no premium payments were paid in 2020 on behalf of Mr. T. Barnes for his SEELIP policy and no premium payments will be paid in the future.

COMPENSATION DISCUSSION AND ANALYSIS

Proposal 2 – Advisory Vote For The Resolution To Approve The Company’s Executive Compensation

We seek our stockholders’ advisory (non-binding) vote for the resolution to approve the compensation of our named executive officers (NEOs) as described in the Compensation Discussion and Analysis (CD&A), the executive compensation tables, and the accompanying narrative disclosure. This advisory proposal, known as a “say-on-pay” vote, gives stockholders the opportunity to vote whether or not to approve the compensation of our NEOs as described in this proxy statement.

We recognize our stockholders’ interest in the Company’s executive compensation program. As such, we currently hold an annual say-on-pay vote. Our next say-on-pay vote will occur at our 2022 Annual Meeting.

The Company’s executive compensation programs are designed to attract, engage and retain highly qualified, high performing executive officers. The Company has a strong pay-for-performance philosophy, so we closely align our NEOs’ compensation with the Company’s performance. We encourage stockholders to review the CD&A for a detailed description of our executive compensation programs. The Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the accompanying executive compensation tables and the related narrative discussion.”

This vote is advisory, which means that it is not binding on the Board or the Compensation and Management Development Committee (Compensation Committee), nor will it affect any compensation paid or awarded to any NEO. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our future executive compensation arrangements.

The Board recommends an advisory vote FOR the resolution to approve the Company’s executive compensation.

Executive Summary

This CD&A describes:

•	Our executive compensation philosophy and programs;

•	The compensation decisions that the Compensation Committee made under those programs and the underlying factors considered in making those decisions; and

•	The alignment and relationship between the Company’s 2020 performance and the resulting compensation.

Our named executive officers (NEOs) for 2020 were:

NEO	Title
Patrick J. Dempsey	President and Chief Executive Officer, Barnes Group Inc.
Christopher J. Stephens, Jr.[1]	Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.
Michael A. Beck	Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace
Stephen G. Moule	Senior Vice President, Barnes Group Inc. and President, Barnes Industrial
Patrick T. Hurley, Ph.D.	Senior Vice President and Chief Technology Officer, Barnes Group Inc.

1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Performance Highlights

Despite the many challenges faced throughout 2020, the Company made progress in several key areas to position ourselves for long-term success. To manage the severe disruption brought on by the COVID-19 pandemic and its impact on the Company’s global business and end-markets in 2020, the Company took swift measures in four key phases to: (i) protect the safety and well-being of our employees while successfully keeping our key manufacturing locations operational to support customers with essential products and services; (ii) adjust our cost structure (including temporary cost reduction actions such as furloughs and base salary reductions for select employees) and drive stronger cash flow through collections and inventory management; (iii) anticipate and adjust to structural industry shifts and a new environment; and (iv) invest wisely in key technologies and areas to position the Company for economic recovery.

Through this four-phased approach, the Company continued our journey to becoming a leading global provider of engineered products, diversified industrial technologies, and innovative solutions. The Company remains focused on executing our four strategic pillars:

1.	Build a world-class company focused on high margin, high growth businesses;
2.	Leverage the Barnes Enterprise System (BES) as a significant competitive advantage;
3.	Expand and protect our intellectual property to deliver differentiated solutions; and
4.	Effectively allocate capital to drive top quartile Total Shareholder Return (TSR).

Among many highlights for 2020, the Company:

•	Joined the fight against COVID-19 by adapting several of our critical manufacturing technologies to support the medical industry and protect those on the front lines of the pandemic, including providing critical components for ventilators and hospital beds and supplying hot runner technology to produce protective masks;
•	Launched a state-of-the-art Innovation Hub and added resources to further drive the development and creation of innovative new products and services. This Innovation Hub will allow the Company to build on our strong position in engineering development and expand into applied and fundamental research and development, including in key focus areas that support sustainability;
•	Continued the evolution of BES, including the development of a detailed playbook for Commercial Excellence to help employees clearly understand how our BES business processes work in theory and practice to drive tangible, consistent outcomes; and
•	As part of our continued focus on Talent Management, creatively addressed the need for attracting the next generation of talent with the pilot launch of BarnesWORX™, offering a new and innovative way to work at Barnes.

Pay for Performance

The Company’s annual compensation programs closely linked compensation to Company performance and results in 2020.

We received strong support for our 2019 executive compensation program (97% of votes cast in favor of our say-on-pay resolution in 2020) as discussed under “Say on Pay Vote” below. For 2020, the Company’s executive compensation programs remained relatively unchanged from 2019.

Annual Cash Incentive Program. For our 2020 annual cash incentive program, we continued to use Company-wide consolidated Revenue (Revenue), diluted Earnings Per Share (EPS) and Days Working Capital (DWC). These three corporate performance measures applied 100% to Messrs. Dempsey, Stephens and Hurley. Mr. Beck was measured 40% on these corporate performance measures and 60% on the performance of the Aerospace segment. Mr. Moule was measured 40% on these corporate performance measures and 60% on the performance of the Industrial segment. We selected this combination of performance measures to emphasize revenue growth, profitability, and cash generation.

Results under our 2020 annual cash incentive program are determined first according to generally accepted accounting principles (GAAP) but then may be adjusted to include or exclude certain unusual, non-recurring, or other adjustments as provided under the annual cash incentive program. The adjusted financial performance results as certified by the Compensation Committee under the annual cash incentive program are non-GAAP financial measures.

The Compensation Committee determined that an adjustment to the DWC performance measure results was appropriate given the sudden and severe global disruption across our end markets as a result of the COVID-19 pandemic in 2020. Further detail about this adjustment is set forth below in the Section entitled “Annual Cash Incentive Awards.”

For Messrs. Dempsey, Stephens1 and Hurley, we calculated payouts under the annual cash incentive program using the following corporate performance measures (Corporate Performance Measures) and weighting, resulting in a payout of 20% of target:

Corporate Performance Measures	Weighting (%)	As Certified 2020 Results*	Comparison to Target	% Payout
Diluted EPS	60	$1.70	$1.53 below target	0%
Revenue (in millions)	20	$1,124	$370 below target	0%
Days Working Capital (DWC)	20	135	At target	100%

1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

For Mr. Moule, we calculated 40% of the annual cash incentive program payout using the above Corporate Performance Measures and weighting, and 60% using the following measures and weighting for the Industrial segment, resulting in a payout of 20% of target:

Industrial Performance Measures	Weighting (%)	As Certified 2020 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$89.1	$42.9 below target	0%
Revenue (in millions)	20	$770	$144 below target	0%
Days Working Capital (DWC)	20	126	At target	100%

For Mr. Beck, we calculated 40% of the annual cash incentive program using the above Corporate Performance Measures and weighting, and 60% using the following measures and weighting for the Aerospace segment, resulting in a payout of 20% of target:

Aerospace Performance Measures	Weighting (%)	As Certified 2020 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$23.3	$46.7 below target	0%
Revenue (in millions)	20	$312	$192 below target	0%
Days Working Capital (DWC)	20	145	At target	100%

*	Detailed descriptions of the measures and process used to determine adjustments can be found in the “Annual Cash Incentive Awards” section on page 31.

Long-Term Incentive (LTI) Equity Awards. LTI equity awards are the largest component of our NEOs’ compensation opportunity. With the exception of our CEO, the LTI program consists of 50% performance share awards (PSAs) that are earned based on key performance criteria; 30% time-based restricted stock units (RSUs); and 20% stock options, as shown below:

For 2020, our CEO’s LTI equity award weightings consisted of 60% PSAs, 20% stock options, and 20% RSUs. The heavier weight on PSAs for the CEO reinforces the Company’s emphasis on performance-based compensation reflecting his leadership and responsibility for executing the long-term strategy and continued transformation of the Company.

The 2020 PSA grant payouts may be earned based on three equally-weighted Company-wide metrics:

•	Three-year EBITDA growth relative to the Russell 2000 Index companies;
•	Three-year TSR performance relative to the Russell 2000 Index companies; and
•	Three-year Return on Invested Capital (ROIC) performance against an absolute internal goal.

The grants made in 2020 cover the 2020 to 2022 performance period. Payouts, if any, under the 2020 grants will be made in 2023.

In 2020, the PSA grant for the 2017-2019 performance period paid out at 172% of target, based on the following “As Certified” performance results:

Performance Measures[1]	3 Year Performance	Relative Performance Level (Percentile)
TSR	32%	63rd
ROIC	9.53%	N/A

1.	The PSA program for the 2017-2019 performance period utilized two measures: TSR relative to the performance of the Russell 2000 Index companies and ROIC performance against an absolute internal goal as determined by the Compensation Committee.

Detailed descriptions of the performance results can be found in the “Payouts for the 2017-2019 Performance Period” section on page 37.

Compensation and Governance Practices

The Compensation Committee periodically reviews what it considers to be best practices in governance and executive compensation.

What We Do
Link executive pay to objective, pre-established company financial performance goals through our annual cash incentive program and long-term incentive plans
Place a majority of executive compensation at risk and subject a significant portion to attainment of performance objectives
Balance short- and long-term incentives, cash and equity, and fixed and variable pay
Compare executive compensation and company performance to our Peer Group
Require executives to meet and maintain minimum stock ownership requirements
With oversight from the Compensation Committee, perform annual risk assessments to ensure our compensation plans and programs are not likely to have an adverse effect on the Company
Maintain clawback agreements with our executive officers
Include forfeiture provisions in our equity award agreements
Provide only limited perquisites
Restrict pledging and margin call arrangements by directors and executives

What We Don’t Do
•	No single-trigger change-in-control severance or equity award provisions
•	No executive employment agreements
•	No hedging by directors, executives or other employees of equity holdings in Company stock
•	No dividend equivalents on performance shares unless and until awards are earned
•	No tax gross-ups[1]
•	No guaranteed minimum payout for our annual cash incentive program or long-term incentive equity compensation
•	No repricing of stock options
•	No excessive perquisites

1.	Except as disclosed below with respect to certain life insurance premium gross-ups for two of our NEOs under the closed SEELIP plan.

Say-On-Pay Vote

The Compensation Committee believes that our executive compensation programs are consistent with our pay-for-performance philosophy, and provide proper alignment of incentives for our executives while ensuring long-term value creation for our stockholders. Each year, we evaluate our programs in light of the strategic direction of the Company, market conditions, stockholder views (including the results of our annual say-on-pay resolution), and governance considerations, and make changes deemed appropriate for our business. Our Board of Directors has recommended that the Company maintain an annual frequency for the say-on-pay vote, such recommendation receiving the support of almost 79% of votes cast at our 2017 Annual Meeting. Our next stockholder vote on the frequency of the Company’s say-on-pay vote will be at our 2023 Annual Meeting.

At the 2020 Annual Meeting, we had strong support on the compensation for our NEOs, with over 97% of the votes cast in favor of our say-on-pay resolution. We continue to evaluate our compensation programs by taking into account the voting results, stockholder feedback obtained through our outreach efforts conducted twice per year, and other factors used in assessing our executive compensation programs as discussed in this CD&A.

Executive Compensation Philosophy And General Objectives

We believe that executive compensation should and does align, support and reinforce the Company’s pay-for-performance philosophy. Our NEO compensation is closely aligned with the Company’s performance on both a short- and long-term basis. We tie a significant portion of the compensation opportunity for our NEOs directly to the Company’s stock performance and other measures that drive stockholder value. As a result, if the Company’s performance meets or exceeds pre-established performance targets, including achieving performance levels at or above the 50th percentile compared to the Russell 2000 Index companies and/or our stock price increases, the NEOs can realize significant compensation in the form of the annual cash incentive program and long-term incentive equity payouts. If, on the other hand, the Company’s performance does not meet pre-established performance targets, such as achieving performance levels below the 50th percentile compared to the Russell 2000 Index companies, and/or our stock price declines, the NEOs bear the risk of a lower payout or no payout.

The Company aims to provide our NEOs with total direct compensation targeted at market competitive levels relative to our Peer Group or applicable survey data. Individual executive compensation may be above or below the target range based on the NEO’s performance, experience, skill set and responsibilities.

The primary objective of the Company’s executive compensation program is to support our long-term strategic business goals of building lasting stockholder value and achieving sustainable profitable growth. To support these goals, our compensation programs for our NEOs are designed to:

•	Provide appropriate incentives by linking and balancing significant short- and long-term compensation opportunities to Company performance and TSR;
•	Motivate and reward NEOs who contribute meaningfully to achieving our financial and strategic objectives;
•	Require NEOs to hold a significant equity investment in our Company thereby aligning NEOs’ interests with those of our stockholders;
•	Align our compensation polices with stockholders’ long-term interests by assigning a significant portion of potential compensation to performance-based pay elements that depend on achieving the Company’s goals, but that do not encourage excessive risk-taking;
•	Attract, engage and retain highly-qualified, high-performing individuals by offering competitive, balanced compensation arrangements based upon clear goals that vest on continued employment; and
•	Maximize the tax effectiveness, to the extent possible, of the total compensation and benefits package, and minimize potentially adverse tax and accounting consequences, in each case to the extent practicable.

Total Direct Compensation In 2020

Total direct compensation includes: annual base salary, the annual cash incentive program and long-term incentive equity awards. The Compensation Committee can vary the performance measures from year to year as needed to reinforce strategic priorities. In addition, our NEOs are eligible for change-in-control employment termination benefits, benefits under our qualified and non-qualified defined benefit and/or defined contribution programs, executive life insurance programs, and limited perquisites.

In 2020, as depicted below, performance-based compensation in the form of annual and long-term incentives constituted:

•	85% of total direct compensation at target for our CEO; and
•	66% of total direct compensation at target for our other NEOs on average.

Total Direct Compensation

The Summary Compensation Table on page 43 provides details regarding actual compensation for each NEO.

Executive Compensation Process

The Compensation Committee is responsible for determining the types and amounts of compensation paid to our NEOs. The Compensation Committee uses several tools to make these determinations, including external consultants and peer group analysis.

External Consultants

Consistent with prior years, management outsourced certain executive compensation analysis to Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer). As part of these services in 2020, Mercer compiled annual competitive compensation data and data relative to the Company’s compensation practices with respect to competitiveness, appropriateness and alignment with our performance, and mix of pay.

The Compensation Committee directly retains its own consultant, Meridian Compensation Partners, LLC (Meridian), to assist in its oversight of the executive compensation program. Meridian’s assistance includes reviewing and assessing information provided by Company management, including analysis furnished by Mercer. Meridian did not provide any services to the Company in 2020 other than advice on director and executive compensation (including an analysis of director compensation).

Meridian regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee on compensation trends and best practices, plan design, and the process used to determine the reasonableness of individual compensation awards. The Compensation Committee believes that using a separate consultant helps ensure that the Company’s executive compensation program is reasonable and consistent with Company goals and evolving governance considerations. In addition, the Compensation Committee from time to time directly retains its own outside legal counsel.

Before retaining a compensation consultant or any other external advisor, the Compensation Committee evaluates the independence of such advisors. In 2020, the Compensation Committee assessed Meridian’s independence, taking into account Rule 10C-1(b)(4) promulgated under the Securities Exchange Act of 1934, as amended, and the corresponding NYSE independence factors regarding compensation advisor independence. Based on this assessment, the Compensation Committee believes that there is no conflict of interest and that its advisor is able to independently advise the Compensation Committee.

Peer Group for 2020

A primary data source used in evaluating NEO compensation is the information publicly disclosed by the companies set forth below (“Peer Group”). We review the Peer Group periodically and update it as appropriate to take into account comparability between the Company and the Peer Group in terms of size, scope, financial performance, ownership structure and business focus. In October 2017 (effective for 2018), the Compensation Committee approved the Peer Group noted below. The Peer Group used for 2020 remains as it was established in 2017, except as indicated below due to changes in two Peer Group companies.

In developing the Peer Group, the Company considered alignment with the Company’s long-term strategy, business portfolio and business model characteristics. The evaluation and review considered companies with revenue ranging from approximately .5 to 2.5 times the Company’s revenue as well as companies that operated in at least one of the same industries as the Company. Companies that were less acquisitive or that did not share similar end-markets and customers were removed from consideration. In addition to these filters, we reviewed the following criteria to evaluate potential peer companies:

•	Critical technologies and intellectual property;
•	Multiple lines of businesses;
•	Multinational footprint;
•	Percent of revenue derived outside of the United States;
•	Included in the peer group assigned to the Company by major proxy advisory firms; and
•	Includes the Company in its peer group.

We also compared fiscal year-end performance using the following performance measures to ensure comparability:

•	Revenue growth;
•	EBITDA/EBIT growth;
•	EPS growth;
•	Net margin;
•	ROIC (average for multi-year periods); and
•	TSR over 1-year, 3-year and 5-year periods.

Our 2020 Peer Group included the following companies1:

Albany International Corp.	Franklin Electric Co., Inc.	Standex International Corporation
CIRCOR International, Inc.	Graco Inc.	Teleflex Incorporated
Crane Co.	Hexcel Corporation	Valmont Industries Inc.
Enerpac Tool Group[2]	IDEX Corporation	Watts Water Technologies, Inc.
EnPro Industries Inc.	Middleby Corporation	Woodward, Inc.
ESCO Technologies	Nordson Corporation
FLIR Systems, Inc.	RBC Bearings, Incorporated
1.	Milacron Holdings Corporation was a peer group company as determined in 2017. On Nov. 21, 2019, Hillenbrand, Inc. announced the completion of its acquisition of Milacron Holdings Corporation, so Milacron Holdings Corporation was not included in the Company’s peer group for 2020.
2.	Actuant Corporation was a peer group company as determined in 2017. On Sep. 23, 2019, Actuant Corporation adopted a new business name: Enerpac Tool Group.

For executive positions where public proxy statement data from our peers is not available, we use survey data representing similarly-sized companies in manufacturing and general industry. In addition, in connection with our annual compensation review process, each July, the Compensation Committee reviews tally sheets for each NEO that provide total compensation information, including direct compensation and benefits, as well as possible payments under various termination scenarios.

The Role of Executive Officers

Mr. Dempsey, our CEO, provides the Compensation Committee with his assessments of NEO performance and recommendations on salary changes and annual equity grants. The Compensation Committee uses these assessments, along with other information, to determine NEO compensation. Our CEO, Senior Vice President, Human Resources, and Senior Vice President, General Counsel and Secretary, regularly attend Compensation Committee meetings at the request of the Compensation Committee, but they are not present for any discussion of their own compensation. In addition, our Senior Vice President, Finance, and Chief Financial Officer provides financial information used by the Compensation Committee to make decisions regarding incentive compensation targets and related payouts.

Components of Our Executive Compensation Program

For 2020, compensation for our NEOs included:

•	Base salary;
•	Annual cash incentive awards;
•	Long-term incentive equity awards;
•	Change-in-control termination benefits;
•	Defined benefit or defined contribution retirement benefits and executive life insurance programs; and
•	Limited perquisites.

Base salary, annual cash incentive awards and long-term incentive equity awards are taken into account to set the target total direct compensation opportunity for each NEO. On average, the target total direct compensation for Messrs. Dempsey, Stephens1, Hurley, Moule and Beck approximates market competitive levels. Target total direct compensation for Messrs. Dempsey, Stephens, Beck and Moule is based on Peer Group data. Target total direct compensation for Mr. Hurley is based on survey data. In setting the target total direct compensation for individual NEOs, the Compensation Committee may make decisions that vary from market levels based on NEO experience, performance, retention considerations, range of responsibilities, and the nature and complexity of each NEO’s role.

1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Base Salary

Base salaries for executive officers are determined by the Compensation Committee and reviewed annually. Base salaries are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities. Base salary increases usually take effect on or around April 1st of each year, but may be made at other times if the Compensation Committee deems it appropriate based on internal and external considerations.

In determining whether to award merit-based salary increases to our NEOs, the Compensation Committee considered a number of factors, including:

•	Peer Group data and external market information;
•	Individual performance;
•	The level of responsibility assumed and the nature and complexity of each NEO’s role (including the number of years in the position, any recent promotion or change in responsibility or “impact” as a member of management, and the amount, timing and percentage of the last base salary increase);
•	The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics and compliance policies, and global responsibility; and
•	The desire to attract, engage and retain NEOs capable of achieving the Company’s strategic objectives and the marketability and criticality of retention of NEOs.

In 2020, the Compensation Committee adjusted NEO base salaries as follows:

Name of Executive	Annual Base Salary Effective 4/1/19	Annual Base Salary Effective 4/1/20	Change in Annual Base Salary ($)	Change in Annual Base Salary (%)
P. Dempsey	$900,000	$900,000	$0	0%
C. Stephens, Jr.[1]	490,000	510,000	20,000	4%
M. Beck	440,000	460,000	20,000	5%
S. Moule	500,000[2]	500,000	0	0%
P. Hurley, Ph.D.	387,000	387,000	0	0%

1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.
2.	Mr. Moule joined the Company effective December 1, 2019. The base salary listed was Mr. Moule’s 2019 salary in effect as of his starting date.

In response to the impact of the COVID-19 pandemic, the NEOs voluntarily adjusted their base salaries downward effective May 1, 2020 through December 31, 2020, as follows:

Name of Executive	Annual Base Salary Effective 4/1/20	Annual Base Salary Effective 5/1/20 - 12/31/20	Change in Base Salary ($) 5/1/20 - 12/31/20	Change in Base Salary (%) 5/1/20 - 12/31/20
P. Dempsey	$900,000	$630,000	$(180,000)	(30)%
C. Stephens, Jr.[1]	510,000	433,500	(51,000)	(15)%
M. Beck	460,000	391,000	(46,000)	(15)%
S. Moule	500,000	425,000	(50,000)	(15)%
P. Hurley, Ph.D.	387,000	328,950	(38,700)	(15)%

1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Annual Cash Incentive Awards

The purpose of the annual cash incentive award is to drive high-performance results year-over-year based on achieving pre-established, quantitative performance objectives that focus our NEOs on executing the Company’s strategy and attaining key business initiatives.

Except in circumstances of retirement, death, or disability, or certain instances of involuntary termination by the Company on or after November 1st of an award period, a NEO generally must be employed by us on the payment date to receive an annual cash incentive award.

Under the annual cash incentive program, each NEO has an award opportunity expressed as a percentage of his or her base salary. Each NEO’s annual cash incentive program payout is generally determined based on our achievement of Company performance objectives. Through the annual cash incentive program, NEOs may earn a significantly higher payout if target performance is exceeded; NEOs also bear the risk of a lower payout if target performance is not achieved, and the risk of no payout for below-threshold performance.

The chart below details the cash incentive award opportunities for each NEO for 2020 under the annual cash incentive program expressed as a percentage of base salary. Where performance falls between the threshold, target or maximum performance levels, the cash incentive award opportunity is calculated using straight-line interpolation.

	% of Salary
Name of Executive	Threshold Level	Target Level	Maximum Level
P. Dempsey	18.75%	75%	225%
C. Stephens, Jr.[1]	12.50%	50%	150%
M. Beck	12.50%	50%	150%
S. Moule	12.50%	50%	150%
P. Hurley, Ph.D.	11.25%	45%	135%

1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

The Compensation Committee generally establishes the target for each financial performance measure in December of the prior year based on review and approval of the Company’s annual business plan and budget. These targets are reviewed again at the Compensation Committee’s next meeting in February along with the Company’s full-year financial performance. The Compensation Committee may approve revised targets to address any modifications made to the Company’s annual business plan and budget. We use financial performance objectives under the annual cash incentive program because they are consistent with the Company’s focus on driving strong business performance through emphasizing profitable revenue growth, productivity and cash generation.

For fiscal year 2020, the corporate financial performance measures for the annual cash incentive program continued to be diluted EPS, Revenue and DWC. We believe these measures are essential to our success and provide the proper balance between growth and profitability. Diluted EPS is used because it is a principal driver of our stock price. Revenue is used to drive the growth strategy of our business. DWC is used to sustain focus on driving cash flow from operating activities.

For fiscal year 2020, all participating NEOs were evaluated at least in part on Corporate Performance Measures. We evaluated Messrs. Dempsey, Stephens and Hurley 100% on the Corporate Performance Measures reflecting their corporate role and scope of responsibilities.

For Messrs. Moule and Beck, 40% of the determination was based on Corporate Performance Measures and 60% of the determination was tied to the performance of their respective business segments (Industrial and Aerospace, respectively), reflecting their specific responsibilities for segment performance and results.

The charts below show the annual cash incentive program performance measures and weightings for the participating NEOs for 2020:

The tables below detail results certified by the Compensation Committee compared to the goals. Given the severe impact of COVID-19, revenue and profit performance were below threshold. Based on these results, there were no payouts under the Diluted EPS, Revenue, or Operating Profit components of both the Corporate Performance Measures and Segment Performance Measures (collectively representing 80% of the NEOs annual cash incentive).

In 2020, Company management did not seek, and the Compensation Committee did not grant, any adjustments under the relevant plans to these particular measures as a result of the pandemic’s impacts.

Adjustment to DWC Performance Measure Results – Basis

The Compensation Committee considered and did allow an adjustment to the DWC Performance Measure results for 2020. Given the long-cycle nature of our business, the unusual impacts on the aerospace industry of the pandemic-induced downturn in sales, significant shift in customer demand schedules and the inventory impacts of continued supplier deliveries of costly raw material during this downturn, the Company’s inventory as a percentage of sales increased significantly. With these industry dynamics that were beyond our control, the Company was unable to maintain historical inventory levels as a percentage of sales (as measured in DWC). Therefore, the Company shifted its focus to specific working capital and cash management priorities and was able to make meaningful progress. Examples of mitigation efforts included working with our vendors to reschedule supply chain inventory and extend payment terms where possible, prioritizing strategic inventory builds on specific customer programs and driving cash collections. As a result of management’s swift and effective mitigation actions, the Compensation Committee believes adjustments to DWC Performance Measure results were warranted as permitted under the annual cash incentive compensation plans.

Adjustment to DWC Performance Measure Results – Methodology

To make this adjustment, the Compensation Committee reviewed performance against the current and previous year inventory and sales results as a means to isolate the effects of the pandemic. Fully isolating and removing the unusual and non-recurring impact of the pandemic on inventory results for the DWC Performance Measure could have yielded a payout for that metric in excess of target (e.g. in excess of 200% at the Corporate level). While considering the above cash management performance, the Compensation Committee allowed an adjustment, but capped the payout given the expectation that management needs to perform even in the face of difficult macroeconomic situations. The Compensation Committee therefore reduced the adjustment to allow a payout equal to “target” for the DWC Performance Measure for Corporate, the Aerospace segment and the Industrial segment. Days Working Capital represents 20% of the overall cash incentive award opportunity for both the Corporate and Segment cash incentive.

The Compensation Committee believes that this result provides a modest award to reflect the significant actions taken by Company management to enhance collections, to manage receivables and drive overall cash generation in 2020 despite the unprecedented impacts from COVID-19.

Payouts under the annual incentive compensation program for the 2020 award period were based on participants’ base salary effective as of December 1, 2020, without taking into account the temporary base salary reductions put in place as a result of the COVID-19 pandemic.

	Goals
	Threshold	Target	Maximum	As Certified 2020 Results	% of Target Payout
Corporate Performance Measures
Diluted EPS[1]	$2.94	$3.23	$3.84	$1.70	0%
Revenue (in millions)[2]	$1,422	$1,494	$1,600	$1,124	0%
Days Working Capital (DWC)[3]	138	135	132	135	100%
Industrial Segment Performance Measures
Operating Profit (in millions)[4]	$119.1	$132.0	$156.5	$89.1	0%
Revenue (in millions)[2]	$841	$914	$987	$770	0%
Days Working Capital (DWC)[3]	129	126	123	126	100%
Aerospace Segment Performance Measures
Operating Profit (in millions)[4]	$64.2	$70.0	$80.8	$23.3	0%
Revenue (in millions)[2]	$479	$504	$532	$312	0%
Days Working Capital (DWC)[3]	148	145	142	145	100%
1.	“As Certified 2020 Diluted EPS” is based on reported diluted EPS, excluding the adjustment related to the divestiture of the Seeger-Orbis business, restructuring/severance costs, excess tax costs on stock compensation, and other items under the terms of the annual cash incentive program.
2.	The “As Certified 2020 Revenue” Corporate Performance Measure is based on reported Company-wide consolidated revenue. The “As Certified 2020 Revenue” performance measure for the segment-specific portions of Mr. Moule’s annual cash incentive program compensation are based on reported revenues for the Industrial Segment. The “As Certified 2020 Revenue” performance measure for the segment-specific portions of Mr. Beck’s annual cash incentive program compensation are based on reported revenues for the Aerospace Segment (excluding Barnes Aerospace Revenue Sharing Programs).
3.	The DWC performance measures represent a four-point average and are calculated as accounts receivable (what the Company’s customers owe the Company) plus inventory (generally, material, labor and overhead costs used to produce products that the Company sells to our customers), less accounts payable (generally, what the Company owes suppliers for products and services the Company purchases). The “As Certified 2020 DWC” Corporate Performance Measure is based on DWC for the consolidated Company, with adjustments for inventory as noted above. The “As Certified 2020 DWC” performance measure for the segment-specific portions of Mr. Moule’s annual cash incentive program compensation is based on DWC for the Industrial Segment, with adjustments for inventory as noted above. The “As Certified 2020 DWC” performance measure for the segment-specific portions of Mr. Beck’s annual cash incentive program compensation is based on DWC for the Aerospace Segment (excluding Barnes Aerospace Revenue Sharing Programs), with adjustments for inventory as noted above.
4.	The “As Certified 2020 Operating Profit” performance measure for the segment-specific portion of Mr. Moule’s annual cash incentive program compensation is based on operating profit amounts for the Industrial Segment. The “As Certified 2020 Operating Profit” performance measure for the segment-specific portion of Mr. Beck’s annual cash incentive program compensation is based on operating profit amounts for the Aerospace Segment (excluding Barnes Aerospace Revenue Sharing Programs).

The annual cash incentive program payouts are generally paid in February of the following calendar year, after the results are certified by the Compensation Committee. The following cash incentive awards were paid to participating NEOs for 2020 performance based on the results certified by the Compensation Committee. Consistent with prior years, the base salary on which annual incentive payouts and these percentages were calculated for the 2020 award period was the base salary effective as of December 1, 2020, without taking into account the temporary salary reductions put in place in 2020 as a result of the COVID-19 pandemic.

Name of Executive	Annual Incentive Earned	Annual Incentive Earned as % of Base Salary in 2020
P. Dempsey	$135,000	15%
C. Stephens, Jr.[1]	$0	0%
M. Beck	$46,000	10%
S. Moule	$50,000	10%
P. Hurley, Ph.D.	$34,830	9%
1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020. As Mr. Stephens voluntarily resigned before the date on which cash incentive payments were paid, under the terms of our annual cash incentive plans, he was not eligible to receive a cash incentive award.

Long-Term Incentive Equity Compensation

Long-term incentive equity award opportunities are potentially the largest component of the NEOs’ total compensation and constituted 73% of 2020 total direct compensation at target for our CEO and on average over 49% of 2020 total direct compensation at target for our other NEOs. These awards are designed to reward our NEOs for maximizing stockholder value over time, aligning the interests of our management with those of our stockholders. When coupled with the ownership requirements described on page 37, our long-term incentive equity awards encourage our NEOs to maintain a continuing stake in our long-term success and provide an effective way to tie a significant percentage of total direct compensation to increases or decreases in stockholder value.

In 2020, the Company used a combination of performance-based equity awards and time-based equity awards for our NEOs. Particular emphasis was placed on Performance Share Awards (PSAs), which make up the largest portion of the value of equity awards at the time of grant, to focus executives on long-term performance objectives. For NEOs (other than the CEO), the same target mix for equity was used in 2020 as in prior years, with PSAs at 50%, RSUs at 30% and stock options at 20%. The CEO’s target mix and weighting for equity was the same as the prior year as follows: PSAs at 60%, RSUs at 20% and stock options at 20% to continue an emphasis on performance-based PSAs for the CEO.

In determining the mix of equity grants, the Compensation Committee considered the pay-for-performance philosophy at the Company, aligning the NEOs’ interests with those of our stockholders, past practice, changes in business strategy, competitive practice (both generally and within the Peer Group), and the strategic impact of equity-based compensation (i.e., cost effectiveness, stockholder dilution, executive retention, a link to Company performance, and total shareholder return).

The 2020 awards are described in the following table:

Vehicle	Target Portion of Total Long-Term Incentive Equity Compensation	Vesting	Comments
PSAs	CEO: 60% Other NEOs: 50%	Performance-based vesting at the end of a 3-year period	•	Provides an opportunity to receive Common Stock if pre-defined performance goals are met over the 3-year performance period
			•	Settled in shares of Common Stock
			•	Accrued dividends are paid out in cash at the end of the 3-year period, adjusted for the number of shares actually earned
			•	For the 2020 grant, based on three equally- weighted performance measures

Stock Options	CEO: 20% Other NEOs: 20%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	•	Provides compensation only if the Company’s stock price increases from the grant date
			•	Grants have exercise prices equal to the fair market value on the grant date

RSUs	CEO: 20% Other NEOs: 30%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	•	Settled in shares of Common Stock
			•	Pays out dividend equivalents in cash during vesting periods

The PSA reflects a mix of performance metrics, measured on a relative basis and on an absolute internal basis. The 2020 award will measure three equally-weighted metrics:

•	Three-year EBITDA growth relative to the Russell 2000 Index companies;
•	Three-year TSR performance relative to the performance of the Russell 2000 Index companies; and
•	Three-year ROIC performance against an absolute internal goal determined by the Compensation Committee.

Based on performance, following the end of the three-year period, the payout for PSAs, if any, is in the form of shares of Common Stock. The number of shares earned may range from zero for performance below the threshold level, to a maximum of 250% of target for exceptional performance.

Stock options and RSUs are subject to time-based vesting with staggered vesting dates to encourage NEO retention. In addition to the time-vesting requirements, stock options have value only when the Common Stock price exceeds the grant date fair market value. This directly correlates to our stockholders’ interests, and focuses executives on the long-term growth of Company and stockholder value.

The chart below illustrates potential payouts at various levels of performance for the 2020 PSAs:

2020 Performance Share Awards

	Performance Levels[1]
3-Year Performance Measures	Threshold	Target	Maximum	Maximum+	Maximum++
Relative EBITDA growth (percentile vs. Russell 2000 Index)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
Relative TSR (percentile vs. Russell 2000 Index)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
ROIC (absolute internal measure)	8.30%	8.93%[2]	9.43%	9.93%	10.13%
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
1.	Results between performance levels are interpolated.
2.	For 2020, the target for the 3-year ROIC performance of 8.93% reflects the anticipated results, including the impact of global trade uncertainty (e.g., the impacts of tariffs) and recent acquisition and divestiture activity.

Setting Award Levels. Long-term incentive equity award opportunities are established by the Compensation Committee according to the NEO’s position and responsibilities, and based on a comparison to the competitive compensation data described earlier. In 2020, the Compensation Committee differentiated target awards based on individual NEO performance, experience and market positioning.

The Compensation Committee does not take into account existing NEO Common Stock holdings when determining awards because it believes that doing so could penalize success (if compensation were reduced based on the appreciation of past awards) or reward underperformance (if compensation were awarded to make up for lack of appreciation in stock price).

The Company’s practice is to make all long-term incentive equity awards at the first regularly-scheduled meeting of the Compensation Committee each calendar year, which typically occurs in early February. The Company makes “off-cycle” equity grants to NEOs in limited circumstances, generally for newly-hired executives, promotions, in recognition of special events, or as retention incentives.

2020 Long-Term Incentive Equity Compensation1

Name of Executive	Target Values	Stock Option Grant	RSU Grant	PSA Grant
P. Dempsey	$4,250,000	57,600	13,300	39,800
C. Stephens, Jr.[2]	$1,200,000	16,300	5,600	9,400
M. Beck	$800,000	10,800	3,700	6,200
S. Moule	$500,000	9,009	2,843	4,738
P. Hurley, Ph.D.	$400,000	5,400	1,900	3,100
1.	Annual grants made during February 2020 are shown. Target values may differ from actual values. For actual values and additional details, see the Summary Compensation Table.
2.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Termination Provisions. Information on termination provisions for the Company’s stock options, RSUs and PSAs can be found on page 54.

Long-term incentive equity awards require a “double trigger” for accelerated vesting in the event of a change in control of the Company. In the event of a change in control as defined in the Stock and Incentive Award Plan, stock options, RSUs, and PSAs will vest and accelerate only if an NEO’s employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the severance agreements) on or within two years following a change in control. Further information on terminations and change of control can be found on page 55.

Payouts for the 2017-2019 Performance Period. Payouts under the PSA program occurred in 2020 for the 2017-2019 three-year performance period ending December 31, 2019. In accordance with the plan, the Compensation Committee adjusted the reported or actual performance results to include or exclude certain unusual, non-recurring and other items under the terms of the program. Relative to the performance of the other companies in the Russell 2000 Index and based on an absolute internal measure for ROIC as determined by the Compensation Committee, the PSA payout for the period ending December 31, 2019 resulted in a weighted average payout level of 172% calculated using the following results:

Performance Measure	As Certified 2016	As Certified 2019	3-Year Performance	Relative Performance Level (Percentile)	Payout Level
TSR[1]	$48.06	$63.29	32%	63rd	140%
ROIC[2]	N/A	N/A	9.53%	N/A	203%
1.	“TSR” represents the comparison between the average closing price for the 20 days before the start of the performance period and the average closing price for the final 20 days of the performance period, plus cumulative dividends during the performance period.
2.	“ROIC” represents the ratio of the Company’s net income and the Company’s total average invested capital during the three-year performance period. Net income is the Company’s net income adjusted for accounting changes and after-tax interest expense. Total average invested capital is the sum of the Company’s average total debt, stockholders equity and any non-controlling interest for the performance period computed on a four-point basis. The “Three-Year ROIC Performance” of 9.53% represents the “As Certified” result and is derived from reported amounts, adjusted for the effects of acquisitions, the impact of tax or accounting changes (including the impacts of the 2017 U.S. Tax Cuts and Jobs Act) and other unusual, non-recurring items. The results also exclude the effects of currency fluctuations and the excess tax benefits related to share-based payments.

Based on these results, the following payouts were made to NEOs who received a grant of PSAs in 2017:

Name of Executive	2017 PSAs Granted	Weighted Average Payout Level	Payout Shares	Payout of Accumulated Dividends
P. Dempsey	43,300	172%	74,323	$134,525
C. Stephens, Jr.[1]	8,000	172%	13,732	$24,855
M. Beck	4,800	172%	8,239	$14,913
S. Moule[2]	N/A	N/A	N/A	N/A
P. Hurley, Ph.D.[2]	N/A	N/A	N/A	N/A
1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.
2.	Mr. Moule joined the Company effective December 1, 2019 and Mr. Hurley joined the Company effective February 7, 2019. Therefore, they were not issued PSA grants in 2017.

NEO Stock Ownership Requirements

All of our NEOs, as well as certain other members of Company leadership, are subject to stock ownership requirements.

Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. There is no deadline to achieve the ownership levels, but all net after-tax proceeds from Company equity grants, including stock option exercises, must be retained until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares.

As of the end of 2020, compliance with the requirements was as follows:

Name of Executive	Multiple of Annual Salary	Fully Met Ownership Requirement	In Progress
P. Dempsey	5x	X
C. Stephens, Jr.[1]	3x	X
M. Beck	3x	X
S. Moule[2]	3x		X
P. Hurley, Ph.D.[3]	3x		X
1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.
2.	Mr. Moule joined the Company effective December 1, 2019.
3.	Mr. Hurley joined the Company effective February 7, 2019.

Risk Considerations

Our executive compensation program motivates and rewards our NEOs for their performance during the fiscal year and over the long term and for taking appropriate business risks consistent with our strategic objectives. Our executive compensation program is also designed to mitigate the likelihood that our NEOs would make business decisions that present undue risk, including in the following ways:

•	Our stock options and RSUs vest ratably over three or more years. Our PSAs vest based on performance at the end of the three-year performance period relative to several financial metrics, including ROIC, relative EBITDA growth, and relative TSR;
•	Annual cash incentive program targets are tied to several financial metrics, including diluted EPS and/or Operating Profit, Revenue, and DWC;
•	Different financial metrics are applied for short- and long-term incentive awards;
•	The performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period;
•	Our stock ownership requirements require our NEOs to own equity representing a significant multiple of their base salary and to retain this equity throughout their tenures;
•	All NEOs have entered into clawback agreements that enable the Company to recover incentive compensation payouts in certain situations where the payouts earned by NEOs were based on the achievement of certain financial performance that is later restated and would therefore result in lower awards paid;
•	The Company’s performance-based equity award agreements provide that awards may be cancelled if an employee engages in activity that is detrimental to the Company; and
•	Payouts under our annual and long-term incentive equity programs are subject to a cap. Our annual cash incentive program payments are capped at 2.25 times base salary for the CEO and less for the other NEOs. Performance-based payouts under the PSAs are capped at 2.5 times the target level PSA grant.

Based on its most recent evaluation, the Compensation Committee concluded that the executive compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s business strategy and are not reasonably likely to have a material adverse effect on the Company. For further discussion on risk oversight of the compensation programs for Company-wide employees, see the “Risk Oversight and Assessment Policies and Practices” section.

Pension and Other Retirement Programs

NEOs participate in both Qualified Retirement Plans and Nonqualified Retirement Plans as follows:

Qualified Retirement Plans (broad-based)

Plan	Summary of Features	Participants	Status
Consolidated Pension Plan (CPP)

The CPP is designed to provide income after retirement to eligible employees and their beneficiaries.

Under the CPP each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company.

The formula for benefit purposes ranges from 0.5% to 2.45% of a participant’s highest five consecutive years of pensionable compensation (which generally includes base salary).

A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

		P. Dempsey C. Stephens[1]	Closed to new participants, effective 12/31/2012
Retirement Savings Plan (RSP)	The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. 100% vesting in matching contributions upon 2 years of service.	All NEOs may participate	Active
	The Retirement Contribution (RC) is an additional component of the RSP. Employees hired after 12/31/2012 who are not eligible to participate in the CPP receive an annual Retirement Contribution (RC) of 4% of eligible earnings subject to 5-year graded vesting.	M. Beck S. Moule P. Hurley, Ph.D.	Active
1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Nonqualified Retirement Plans

Plan	Summary of Features	Participants	Status
Retirement Benefit Equalization Plan (RBEP)	The RBEP provides benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that apply to the CPP and RC component of the RSP for eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements.	DB RBEP: P. Dempsey C. Stephens[1]	DB RBEP: Closed to new participants, effective 12/31/2012
		DC RBEP: M. Beck S. Moule P. Hurley, Ph.D.	DC RBEP: Active
Modified Supplemental Senior Officer Retirement Plan (MSSORP)	The MSSORP provides a higher level of benefits than is available under the CPP to certain designated employees and senior level officers, including certain NEOs.	P. Dempsey	Closed to new participants, effective 12/31/2008
The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. Benefit is reduced for offsets from prior employer retirement benefits and other Company retirement benefits.
Vesting upon attaining age 55 and 10 years of service.
Deferred Compensation Plan (DC Plan)	Provides an annual Company contribution based on a percent of base salary and annual incentive in excess of IRS limit on qualified plans.	C. Stephens[1]	Closed to new participants, effective 4/1/2012
In 2020, the contribution was based on 20% of base salary and annual incentive pay in excess of IRS limit; vesting upon attaining age 55 and 10 years of service.
1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

A more detailed discussion of the pension benefits payable to our NEOs is described in the Pension Benefits table and the narrative following the table.

Change in Control Employment Termination Benefits

The Company provides change-in-control benefits specifically to retain key executives, including NEOs, during a potential change in control, to provide continuity of management and to provide income continuation for NEOs who are particularly at risk of involuntary termination in the event of a change in control. These benefits are part of a competitive compensation package and keep our executive officers focused on our business goals and objectives. These agreements provide for payments and other benefits if we terminate a NEO’s employment without “cause,” or if a NEO terminates employment for “good reason,” either on or after a change in control.

As discussed in more detail on page 41, none of the agreements for our NEOs include a gross-up for any taxes as a result of “excess parachute” payments under Section 4999 of the Internal Revenue Code. In addition, we generally do not provide change-in-control cash compensation benefits in excess of two times an executive’s base salary and annual cash incentive program compensation. Our agreements with our NEOs also provide for continuation of group health, life insurance, and other benefits for 24 months following the executive’s termination and for certain other benefits. The terms of the change-in-control and incremental termination benefits payable to our NEOs are described in more detail in the section entitled “Potential Payments Upon Termination or Change in Control.”

Limited Perquisites

In 2020, the Company provided certain limited perquisites to our NEOs. The perquisites are fully described in the footnotes to the Summary Compensation Table and generally fall in the categories of financial planning and tax preparation services and annual executive physical examination.

Additional Benefits

Life Insurance

Plan	Summary of Features	Participants	Status
Senior Executive Enhanced Life Insurance Program (SEELIP)	Company pays premiums for life insurance policy with a benefit of four times the NEO’s base salary. The NEO owns the policy but the Company pays the NEO’s income tax liability arising from our payment of premiums and taxes while employed.	P. Dempsey C. Stephens[1]	Closed to new participants, effective 04/01/2011
Executive Group Term Life Insurance Program (EGTLIP)	Company pays premiums for a term insurance policy with a benefit of four times the NEO’s or other eligible executive’s base salary. The employee owns the policy and is responsible for any tax liability resulting from this benefit (i.e., no tax gross-up).	M. Beck S. Moule P. Hurley, Ph.D.	Open
1.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Each of our NEOs participates in other employee benefit plans generally available to all U.S.-based employees (e.g., health insurance) on the same terms as all other employees.

Additional Information

Employment Contracts

Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. None of our NEOs have an employment contract.

Clawback Agreements

Executives hired or promoted into corporate officer positions are required to enter into clawback agreements. These agreements permit the Company to recoup or “clawback” certain annual cash incentive program compensation and performance-based equity awards paid to those officers where the awards were based on financial performance that is later restated and would therefore have resulted in lower awards paid. The Company has entered into agreements with all NEOs and other select key employees. In addition, all of the Company’s performance-based equity award agreements provide that awards may be forfeited if an employee engages in activity that is detrimental to the Company, including performing services for a competitor, disclosing confidential information, or otherwise violating the Company’s Code of Business Ethics and Conduct. The Audit Committee has discretion to make certain exceptions to the clawback requirements and ultimately determine whether any adjustment will be made.

Hedging and Pledging

The Company’s securities law compliance policy prohibits our directors and employees, including all executive officers from engaging in any hedging or non-monetized transactions involving the Company’s securities. The policy prohibits hedging transactions generally, including zero-cost collars and forward sales contracts. Without limiting the generality of the prohibition on hedging, the policy also specifically prohibits individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, including all directors and executive officers, from engaging in short sales involving the Company’s securities.

The Company prohibits all directors, executive officers and other employees subject to the Company’s stock ownership requirements, from pledging or margin call arrangements involving the Company’s securities that are held to meet the Company’s stock ownership requirements. Such individuals are permitted to enter into pledging or margin call arrangements with respect to Company securities that are not held to satisfy the Company’s stock ownership requirements, only if the arrangement is pre-approved by the Corporate Governance Committee and certain other conditions are met. In addition, any such individual engaged in a pledge or margin call arrangement must provide an annual certification to the Corporate Governance Committee that the individual is in compliance with the policy. None of our NEOs have pledged Company securities or have Company securities subject to a margin call arrangement.

Tax And Accounting Considerations

Internal Revenue Code Section 162(m)

As discussed above, our Compensation Committee considers the tax and accounting treatment associated with its cash and equity awards, although these considerations are not the overriding factor that the Compensation Committee uses in making its decisions. Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to certain executive officers.

Despite the limits on deductibility, our Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders. Accordingly, our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and consistent with the Company’s business needs.

Internal Revenue Code Section 280G

The Company also periodically reviews the severance agreements entered into between the Company and the NEOs to assess the impact of Section 280G of the Internal Revenue Code. Currently, the severance agreements do not provide for any gross-up to compensate our NEOs for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “excess parachute” payments upon a change-in-control. Nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Section 280G of the Internal Revenue Code.

Accounting for Equity Compensation

The Company accounts for our stock-based employee compensation plans at fair value on the grant date and recognizes the related cost in our Consolidated Statement of Income in accordance with accounting standards related to share-based payments. The fair values of stock options are estimated using the Black-Scholes option-pricing model based on certain assumptions. The fair values of RSU awards and PSA awards with a performance condition are estimated based on the fair market value of the Company’s stock price on the grant date. The fair values of PSA awards with a market condition are estimated using a Monte Carlo valuation model based on certain assumptions.

COMPENSATION COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Mylle H. Mangum, Chair

Richard J. Hipple

Hassell H. McClellan

JoAnna L. Sohovich

RISK OVERSIGHT AND ASSESSMENT POLICIES AND PRACTICES

The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level, and each of the committees of the Board are tasked with assisting the Board with the oversight of certain categories of risk management within their respective areas of responsibility. See “Board Role in Risk Oversight” on page 19. The Compensation Committee evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Our target total direct compensation mix represents a balance of short-term and long-term incentive based compensation that focuses on both short- and long-term goals and provides a mixture of cash and equity-based compensation;

•	Our annual long-term incentive awards vest over three or more years, with overlapping vesting and performance periods;

•	Our short-term incentive awards are tied to multiple performance-driven financial metrics;

•	Payments under our short-term and long-term incentive programs are capped;

•	We have stock ownership requirements for our executive officers, as well as certain other members of Company leadership, which ensure alignment with our stockholders’ interests over the long term;

•	On an annual basis, our executive officers confirm compliance with both our Code of Business Ethics and Conduct and our Securities Law Compliance Policy; and

•	We have formal clawback agreements with our executive officers and performance-based equity award agreements, stipulating that awards may be canceled if an employee engages in activity that is detrimental to the Company, unless the Compensation Committee in its sole discretion elects not to cancel such awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our NEOs for the fiscal years ended December 31, 2020, 2019 and 2018.

Name & Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Comp.[5]	Change in Pension Value & Nonqualified Deferred Comp. Earnings[6]	All Other Comp.[7]	Total
Patrick J. Dempsey	2020	$720,000	$0	$4,138,485	$865,240	$135,000	$2,146,937	$149,195	$8,154,857
President and Chief Executive Officer, Barnes Group Inc.	2019	893,750	0	4,015,352	879,613	182,250	2,133,602	149,625	8,254,192
	2018	862,500	0	3,355,014	760,250	1,009,155	643,503	159,472	6,789,894
Christopher J. Stephens, Jr.[8]	2020	454,000	0	1,139,957	244,851	0	192,060	156,338	2,187,206
Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.	2019	490,000	0	908,476	203,640	66,150	176,747	230,046	2,075,059
	2018	486,250	0	746,082	172,784	376,751	30,254	287,788	2,099,909
Michael A. Beck	2020	409,000	0	752,309	162,232	46,000	0	36,918	1,406,459
Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace	2019	432,500	0	512,536	115,962	313,632	0	36,356	1,410,986
	2018	405,000	0	418,992	95,991	406,827	0	36,737	1,363,547
Stephen G. Moule	2020	450,000	0	632,462	0	50,000	0	20,910	1,153,372
Senior Vice President, Barnes Group Inc. and President, Barnes Industrial	2019	41,667	306,000	275,538	200,411	0	0	1,667	825,283
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Patrick T. Hurley, Ph.D.	2020	348,300	0	379,459	81,116	34,830	0	26,535	870,240
Senior Vice President and Chief Technology Officer, Barnes Group Inc.	2019	348,796	407,000	912,087	216,609	42,156	0	38,706	1,965,354
	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

1.	2020 salary represents actual amounts taking into account increases in salary on April 1, 2020 from $490,000 to $510,000 for Mr. Stephens and $440,000 to $460,000 for Mr. Beck as well as voluntary downward adjustments to the base salary of each NEO effective from May 1, 2020 to December 31, 2020 as a response to the impact of COVID-19. Please refer to information contained in the “Components of Our Executive Compensation Program” portion of the Compensation Discussion and Analysis for more information on NEO base salaries and adjustment to base salaries.

2.	The 2019 amounts listed in the column entitled “Bonus” for Messrs. Moule and Hurley represent a one-time cash award in the amount of $306,000 and $407,000 (less applicable taxes), respectively, approved by the Compensation Committee. Mr. Moule’s bonus was in lieu of annual cash incentive awards and other annual allowances from his prior employer. Mr. Hurley’s bonus was in lieu of annual and long-term cash incentive awards from his prior employer. The cash awards were subject to full reimbursement to the Company had Messrs. Moule or Hurley voluntarily terminated employment within one year of payment.

3.	Amounts in the column entitled “Stock Awards” represent the aggregate grant date fair value of RSUs and PSAs granted to NEOs under the Stock and Incentive Award Plan. PSAs vest upon satisfying established performance and market goals. In addition to the RSU value, the value disclosed in this column for the PSAs represents the amount of compensation if the target goals are met. The maximum grant date fair value of the PSAs granted in 2020 was $5,890,135 for Mr. Dempsey, $1,391,137 for Mr. Stephens, $917,559 for Mr. Beck, $1,142,953 for Mr. Moule and $458,779 for Mr. Hurley. The PSAs allow a NEO to receive up to 250% of the target amount. The fair value of the performance-based portion of the awards was determined based on the market value of Barnes Group Inc.’s common stock (Common Stock) on the date of grant and the fair value of the market-based portion of awards was determined based on a Monte Carlo valuation method as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. In the column entitled “Stock Awards,” the 2020 and 2019 amounts for Mr. Moule include new hire awards, the 2019 amount for Mr. Hurley includes new hire awards and the 2020 amounts for Messrs. Stephens and Beck include special recognition RSU and PSA awards.

4.	Amounts in the column entitled “Option Awards” represent the aggregate grant date fair value of stock options granted to NEOs under the Stock and Incentive Award Plan. The fair value was determined using the Black-Scholes option pricing model applied consistently with the Company’s practice, as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. In the column entitled “Option Awards,” the 2019 amounts for Messrs. Moule and Hurley include new hire awards and the 2020 amounts for Messrs. Stephens and Beck include special recognition awards.

5.	Amounts in the column entitled “Non-Equity Incentive Plan Compensation” were earned under the annual cash incentive program for all NEOs in 2020 and paid in February 2021.

6.	Amounts listed in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the annual increase in pension value for all of the Company’s defined benefit retirement programs. All assumptions are as detailed in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan, or age as of December 31, 2020, December 31, 2019 or December 31, 2018, as applicable, and no pre-retirement mortality, disability, or termination is assumed. The U.S. discount rates of 2.65%, 3.40% and 4.40%, respectively, are detailed in the Management’s Discussion and Analysis filed with the Annual Report on Form 10-K for the respective year-end. Year-over-year changes in pension value generally are driven in large part due to changes in actuarial assumptions underlying the calculations as well as increases in service, age and compensation. In particular, $1,398,616 of the increase in Mr. Dempsey’s pension value in 2019 was due to changes in actuarial assumptions and $734,986 of this increase in pension value was due to increases in service, age and compensation.

Pension Values are segregated by plan in the following table:

		Plan Name
Name of Executive	Year	CPP[b]	RBEP[a,b]	MSSORP[b]	Total
Patrick J. Dempsey	2020	$1,389,616	N/A	$10,123,114	$11,512,730
President and Chief Executive Officer, Barnes Group Inc.	2019	1,119,151	N/A	8,246,642	9,365,793
	2018	855,804	N/A	6,376,387	7,232,191
Christopher J. Stephens, Jr.	2020	840,363	N/A	N/A	840,363
Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.	2019	648,303	N/A	N/A	648,303
	2018	471,556	N/A	N/A	471,556

Consistent with financial calculations in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the fiscal years ending December 31, 2020, December 31, 2019 and December 31, 2018, it is assumed that the form of payment is a life annuity for the CPP, the RBEP and the MSSORP. The 2020, 2019 and 2018 qualified plan limits of $285,000, $280,000 and $275,000, respectively, have been incorporated.

a.	No amounts are listed for Mr. Stephens, as he has vested in the Barnes Group 2009 Deferred Compensation Plan and therefore would not be eligible to receive benefits under the RBEP. No amounts are listed for Mr. Dempsey, as he has vested in the MSSORP and therefore would not be eligible to receive benefits under the RBEP.

b.	Messrs. Beck, Moule, and Hurley do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.

None of the NEOs received above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

7.	The compensation represented by the amounts for 2020 set forth in the “All Other Compensation” column above for the NEOs is detailed in the following table:

Name and Principal Position	Year	Taxes Paid on All Other Compensation[a]	Life Insurance Premiums[b,c]	Deferred Compensation Plan[d]	Relocation	Other[e]	All Other Perquisites[f]	Total
Patrick J. Dempsey President and Chief Executive Officer, Barnes Group Inc.	2020	$62,719	$72,626	$0	$0	$8,400	$5,450	$149,195
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.	2020	45,478	52,662	47,030	0	8,400	2,768	156,338
Michael A. Beck Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace	2020	0	8,158	0	0	24,760	4,000	36,918
Stephen G. Moule Senior Vice President, Barnes Group Inc. and President, Barnes Industrial	2020	0	2,910	0	0	18,000	0	20,910
Patrick T. Hurley, Ph.D. Senior Vice President and Chief Technology Officer, Barnes Group Inc.	2020	0	2,143	0	0	22,332	2,060	26,535

a.	This column represents the reimbursement of taxes paid on eligible compensation included in the “All Other Compensation” table for the NEOs in accordance with the Company’s policies and practices. For Messrs. Dempsey and Stephens, this balance includes taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011.

b.	Payments made under the SEELIP for Messrs. Dempsey and Stephens. Under the SEELIP, the Company pays the premiums for the individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary, and the Company pays the participating NEO’s income tax liability arising from its payment of the premiums and taxes, therefore, the NEOs incur no out-of-pocket expense for the policies. The Company will cease to pay policy premiums and taxes upon termination of employment or retirement.

c.	Payments made under the EGTLIP for Messrs. Beck, Moule and Hurley. The SEELIP was closed to new or rehired executives effective April 1, 2011, and the Company established the EGTLIP for new NEOs and other eligible executives. Under the EGTLIP, the Company pays the premiums for individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary. The employee owns the policy and is responsible for any tax liability (no tax gross-up) resulting from this program. The Company ceases to pay policy premiums upon termination of employment.

d.	The amount listed as deferred compensation for Mr. Stephens represents employer contributions to the Barnes Group 2009 Deferred Compensation Plan.

e.	Consists of matching contributions for Messrs. Dempsey, Stephens, Beck and Hurley made by the Company under the RSP which is a plan generally available to most U.S.- based employees, including the NEOs. For Messrs. Beck, Moule and Hurley, who were not eligible to participate in the CPP, this also includes a retirement contribution of 4% of eligible earnings under the RC component of the RSP. Contributions made by the Company under its health savings account plan, which is also a plan generally available to most U.S.-based employees, including the NEOs, are not included; the maximum allowable Company contributions under this plan were $1,500 in 2020.

f.	Included in All Other Perquisites are payments made for financial planning and tax preparation services for Messrs. Dempsey, Stephens, Beck and Hurley as well as executive physicals for Messrs. Dempsey and Stephens.

8.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

All NEOs are at-will employees pursuant to offer letters that have been filed with the Company’s SEC filings. Equity awards, incentive compensation and other compensation for NEOs are as described herein.

Grants of Plan Based Awards In 2020

For a discussion regarding the annual cash incentive program and the Stock and Incentive Award Plan, please see the “Compensation Discussion and Analysis” on page 23. The vesting schedules for outstanding PSAs, RSUs and stock option awards are set forth in the footnotes to the Outstanding Equity Awards At Fiscal Year End table.

								All Other Stock	All Other Option Awards:	Exercise	Grant Date Fair
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			Awards: Number	Number of Securities	or Base Price of	Value of Stock &
Name of Executive	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock or Units[3]	Underlying Options[4]	Option Awards[5]	Option Awards
P. Dempsey	2/13/20	$168,750	$675,000	$2,025,000	13,134	39,800	99,500	13,300	57,600	$66.10	$5,003,725
C. Stephens, Jr.[6]	2/13/20	63,750	255,000	765,000	3,102	9,400	23,500	5,600	16,300	66.10	1,384,808
M. Beck	2/13/20	57,500	230,000	690,000	2,046	6,200	15,500	3,700	10,800	66.10	914,541
S. Moule	2/13/20	62,500	250,000	750,000	2,549	7,723	19,308	0	0	66.10	632,462
P. Hurley, Ph.D.	2/13/20	43,538	174,150	522,450	1,023	3,100	7,750	1,900	5,400	66.10	460,575

1.	Sets forth the range of the potential amounts payable under the annual cash incentive program for all NEOs. If the Company’s performance does not meet the pre-established “Threshold” level performance targets, the NEOs bear the risk of no payout.

2.	Sets forth the range of the number of shares of Common Stock that could be issued under PSAs granted in 2020 under the Stock and Incentive Award Plan. If the Company’s performance does not meet the pre-established “Threshold” level performance targets, the NEOs bear the risk of no payout.

3.	The amounts depicted in this column reflect RSU awards granted under the Stock and Incentive Award Plan which are described in the Outstanding Equity Awards At Fiscal Year End table. No amount is listed for Mr. Moule as he received his RSU award upon hire in 2019.

4.	Stock options granted under the Stock and Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year End table. No amount is listed for Mr. Moule as he received his stock option grant upon hire in 2019.

5.	Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the last trading price per share of Common Stock during regular trading hours on the grant date of the option.

6.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes equity awards granted to the Company’s NEOs that remain outstanding as of December 31, 2020:

	Option Awards					Stock Awards
Name of Executive	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[2]	Option Expiration Date[3]	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
P. Dempsey	2/13/20		57,600	66.10	2/13/30	13,077	662,873	39,800	2,017,462
	2/13/19	20,734	41,466	60.72	2/13/29	9,220	467,362	43,100	2,184,739
	2/8/18	39,602	19,798	59.28	2/8/28	3,919	198,654	37,700	1,911,013
	2/8/17	67,800		47.04	2/8/27
	2/10/16	77,500		30.71	2/10/26
	2/11/15	65,700		36.31	2/11/25
Total		271,336	118,864			26,216	1,328,889	120,600	6,113,214
C. Stephens, Jr.[6]	2/13/20	6,485		66.10	12/31/25			3,133	158,812
	2/13/19	10,998		60.72	12/31/25			5,533	280,468
	2/8/18	12,724		59.28	12/31/25			7,100	359,899
	2/8/17	15,000		47.04	12/31/25
Total		45,207	0			0	0	15,766	799,179
M. Beck	2/13/20		10,800	66.10	2/13/30	3,700	187,553	6,200	314,278
	2/13/19	2,734	5,466	60.72	2/13/29	1,866	94,588	4,700	238,243
	2/8/18	5,001	2,499	59.28	2/8/28	799	40,501	4,000	202,760
	2/8/17	9,000		47.04	2/8/27
	3/1/16	13,822		34.92	3/1/26
	3/1/16	11,283		34.92	3/1/26
Total		41,840	18,765			6,365	322,642	14,900	755,281
S. Moule	12/2/19		5,676	59.46	12/2/29	1,791	90,786	2,985	151,310
	12/2/19		9,009	59.46	12/2/29	2,843	144,112	4,738	240,169
Total		0	14,685			4,634	234,898	7,723	391,479
P. Hurley, Ph.D.	2/13/20		5,400	66.10	2/13/30	1,900	96,311	3,100	157,139
	2/7/19	2,134	4,265	58.92	2/7/29	1,381	70,003	5,067	256,846
	2/7/19	3,129	6,257	58.92	2/7/29	2,026	102,698	3,455	175,134
Total		5,263	15,922			5,307	269,012	11,622	589,119

1.	The RSU awards and stock options vest one-third on the eighteenth month, thirtieth month and forty-second month anniversaries of the grant date. The number of shares for Messrs. Dempsey and Stephens exclude shares released to satisfy certain tax withholding requirements for retirement-eligible participants.
2.	Option exercise price is the last trading price during regular trading hours per share of Common Stock on the grant date.
3.	The options terminate 10 years after the grant date.
4.	Market value reflects the closing stock price on December 31, 2020, of $50.69.
5.	PSAs vest on the third anniversary of the grant date subject to the achievement of performance goals. Assumes target performance levels will be met for all performance periods; the actual payout will depend on actual performance, which will be determined following the end of the three-year performance period. See the “Components of our Executive Compensation Program – Long-Term Incentive Equity Compensation” section of the 2020 Compensation Discussion and Analysis, as well as the 2020 Summary Compensation Table, for a detailed description of the PSA program, including payout calculations. The PSAs granted to Mr. Moule on December 2, 2019 were part of the 2020 award for the three-year performance period ending December 31, 2022.
6.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Option Exercises And Stock Vested

The following table provides information on the value realized by each of the NEOs as a result of the exercise of stock options and stock awards that vested during fiscal year 2020:

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting[2]
P. Dempsey	N/A	N/A	87,956	$3,505,809
C. Stephens, Jr.[3]	36,600	$225,674	23,829	1,009,359
M. Beck	N/A	N/A	10,939	436,241
S. Moule	N/A	N/A	N/A	N/A
P. Hurley, Ph.D.	N/A	N/A	1,706	67,523

1.	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.

2.	For RSUs, the amount reflects the market value of the stock on the day the stock vested. For PSAs, the amount reflects the market value of the stock on the day the award is approved by the Compensation Committee.

3.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement granted or accrued to the Company’s NEOs in 20201:

Name of Executive	Plan Name	Number of Years Credited Service (12/31/20)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Patrick J. Dempsey	CPP	20.167	$1,389,616	$0
President and Chief Executive Officer,	RBEP	N/A	N/A	N/A
Barnes Group Inc.	MSSORP	20.167	10,123,114	0
Christopher J. Stephens, Jr.[2]	CPP	11.917	840,363	0
Senior Vice President, Finance and Chief	RBEP	N/A	N/A	N/A
Financial Officer, Barnes Group Inc.	MSSORP	N/A	N/A	N/A

1.	The other NEOs do not participate in these plans.
2.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ended December 31, 2020, contained in our Annual Report on Form 10-K, including a discount rate of 2.65% with the exception of the following:

•	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2020.

•	No pre-retirement mortality, disability, or termination is assumed.

•	Consistent with financial disclosure calculations, it is assumed that the form of payment is a life annuity for the CPP and the RBEP. For the MSSORP, the form of payment is annual installments paid over a five-year period that in aggregate are actuarially equivalent to a life annuity.

•	The 2020 qualified plan compensation limit of $285,000 has been incorporated.

•	The terms of (i) the RBEP plan document as amended and restated effective January 1, 2013, and (ii) the terms of the SSORP plan document as amended and restated effective January 1, 2009, have been reflected in the exhibits to the Company’s December 31, 2020 Annual Report Form 10-K. Subsequent amendments as of December 30, 2009 and December 14, 2014 to the MSSORP plan document are likewise reflected in the exhibits to the Company’s December 31, 2020 Annual Report Form 10-K.

•	Internal Revenue Code Section 415 limits are not reflected for these calculations. Note that the limits would only affect the distribution of amounts between the qualified and non-qualified plans.

•	Messrs. Beck, Moule and Hurley do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.

Discussion Concerning Pension Benefits Table

We provide benefits to our NEOs under the following three pension plans:

•	Consolidated Pension Plan (CPP);
•	Retirement Benefit Equalization Plan (RBEP); and
•	Modified Supplemental Senior Officer Retirement Plan (MSSORP).

The CPP is a broad-based tax-qualified defined benefit pension plan. The RBEP and the MSSORP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than are available under the CPP to certain designated employees and senior-level officers, including certain of our NEOs as described below.

Consolidated Pension Plan

The CPP is a defined benefit pension plan designed to provide income after retirement to eligible employees and their beneficiaries. Messrs. Dempsey and Stephens participated in the CPP in 2020. As described below, given the closure of the CPP to employees hired on or after January 1, 2013, Messrs. Beck, Hurley and Moule were eligible in 2020 to receive an annual retirement contribution under the RSP of 4% of eligible earnings, subject to 5-year graded vesting.

Under the CPP, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company. The formula for benefit purposes ranges from 0.5% to 2.45% of a participant’s highest five consecutive years of pensionable compensation (which generally includes base salary). A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

The normal retirement date under the CPP is the first day of the month following (1) a participant’s 65th birthday or (2) if hired after age 60, the month the participant achieves five years of service. Participants are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on account of normal or early retirement but who has otherwise met the vesting requirements of the CPP is entitled to a deferred vested retirement benefit.

In 2006, the benefit formula for calculating benefits under the CPP was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

“Final Average Earnings” is the average of a participant’s highest 5 consecutive years’ compensation within the 10 years before retirement or termination of employment with the Company. Compensation includes all earnings paid to the participant as reported to the IRS on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursed expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2020 qualified plan compensation limit is $285,000.

“Covered Compensation” is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2020 was $91,464.

“Credited Service” is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the CPP.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the CPP that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

Retirement Contribution

The Retirement Contribution (RC) is an additional component of the Barnes Group Inc. Retirement Savings Plan (RSP). Certain salaried employees hired on or after January 1, 2013, who are not eligible to participate in the CPP (which was closed to new participants effective December 31, 2012), receive an annual retirement contribution of 4% of eligible earnings subject to 5-year graded vesting. The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. For the RSP, 100% vesting in matching contributions occurs upon 2 years of service. Among the NEOs, Messrs. Beck, Hurley and Moule are eligible for the RC component of the RSP.

Retirement Benefit Equalization Plan – Defined Benefit (DB) Component

The Retirement Benefit Equalization Plan (RBEP) provides defined benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that apply to the CPP for eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements. Examples of such limits are the Internal Revenue Code Section 415 limit (i.e., the annual contribution limit to a defined contribution plan ($57,000 through December 31, 2020) and the annual benefits payable limit from defined benefit plans ($230,000 through December 31, 2020)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($285,000 through December 31, 2020)).

Modified Supplemental Senior Officer Retirement Plan

The MSSORP provides supplemental retirement benefits to selected employees of the Company including Mr. Dempsey. The MSSORP was closed to new participants on December 31, 2008 and replaced by the 2009 Deferred Compensation Plan.

The MSSORP provides certain early or normal retirement benefits to participants as follows. The normal retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15 years;

(b)	equals the participant’s Social Security benefit;

(c)	equals the participant’s prior employer benefit; and

(d)	equals the participant’s CPP benefit.

The early retirement benefits under the MSSORP are equal to (a) minus (b) minus (c), multiplied by a percentage factor (less than 100%) based on the participant’s age at the time benefits commence, minus (d), where:

(a)	equals 55% of the participant’s final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 years or the credited service the participant would have completed had credited service continued to age 62;

(b)	equals the participant’s Social Security benefit payable at age 62; and

(c)	equals the participant’s prior employer benefit payable at age 62; and

(d)	equals the participant’s CPP benefit based on the participant’s age at the time MSSORP benefits commence.

The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. This is because when an individual becomes eligible for the MSSORP, a portion of the benefits are based on amounts earned and vested under the CPP and RBEP, which all vest prior to the MSSORP benefits.

“Final average compensation” has the same meaning as Final Average Earnings under the CPP except that “final average compensation” is not subject to the IRS qualified plan compensation limits. In addition, “final average compensation” includes annual cash incentive awards. The “CPP benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

For participants who had attained age 55 as of January 1, 2009, distributions are made in the form of an annuity. For participants who had not attained age 55 as of January 1, 2009 (currently, all NEOs that participate in the plan), distributions generally are made in 5 installments over a 4-year period following retirement; provided, however, that if the participant terminates employment before attaining age 55, the participant is instead entitled to benefits under the RBEP.

Nonqualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name of Executive[1]	Aggregate Beginning Balance in Last Fiscal Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End[2]
Christopher J. Stephens, Jr.[3] Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.	$1,634,186	$0	$47,030	$216,079	$0	$1,897,295
Michael A. Beck Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace	20,879	0	5,160	4,248	0	30,287
Stephen G. Moule Senior Vice President, Barnes Group Inc. and President, Barnes Industrial	0	0	6,800	0	0	6,800
Patrick T. Hurley, Ph.D. Senior Vice President and Chief Technology Officer, Barnes Group Inc.	2,952	0	2,732	1,188	0	6,872

1.	Nonqualified deferred compensation plans and participants are described in the table on page 39.

2.	Prior year Summary Compensation tables include all contributions and earnings, with the exception of 2019 and 2020 earnings which are excluded from the Summary Compensation table.

3.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Deferred Compensation Plan

The Barnes Group 2009 Deferred Compensation Plan (DC Plan) was authorized by the Board in July 2009 effective September 1, 2009. Officers of the Company who were elected or appointed on or after January 1, 2009 until April 1, 2012 when the DC Plan was closed to any new or rehired otherwise eligible executive, were eligible to participate in the DC Plan at the Board’s discretion. The DC Plan replaced the MSSORP which was closed to new participants as of December 31, 2008. Mr. Stephens is the only NEO that participated in the DC Plan in 2020.

There are no participant contributions to the DC Plan; rather, for each DC Plan participant, the Company credits an annual contribution equal to 20% of the compensation above the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes, which was $285,000 as of December 31, 2020) or such other amount determined by the Compensation Committee. The contributions credited are adjusted according to the performance of investment options provided under the DC Plan. Each participant in the DC Plan determines from the investment options available how his or her fund will be invested. The DC Plan provides most of the same investment options as the RSP. Subject to the Company’s amendment and termination rights and other DC Plan and trust provisions, participants generally vest upon attaining the age of 55 and 10 years of service; provided that the Board may reduce the required years of service to five years for any given participant; and provided further that, for death and defined disabilities, vesting occurs if a participant is at least 55 with five years of service. Distributions under the DC Plan generally are made in five installments over a four-year period. If, at separation from service or death, a participant has satisfied the age and service conditions for the payment of a benefit under the DC Plan, a benefit under the RBEP will not be paid to the participant.

Retirement Benefit Equalization Plan – Defined Contribution (DC) Component

In addition to the defined benefit RBEP described on page 49, the defined contribution RBEP provides defined contributions on base salary earnings in excess of IRS limits on qualified plans related to the RC component of the RSP for eligible salaried employees, officers and NEOs. Examples of such limits are the Internal Revenue Code Section 415 limit (i.e., the annual contribution limit to a defined contribution plan ($57,000 through December 31, 2020) and the annual benefits payable limit from defined benefit plans ($230,000 through December 31, 2020)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($285,000 through December 31, 2020)).

Messrs. Beck, Hurley and Moule are eligible to participate in the defined contribution RBEP. Generally, the defined contribution RBEP is structured to pay the participants the difference between the benefits paid under the RC component of the RSP and what the participant would have received but for the statutory limitations. The defined contribution RBEP takes into account base salary for purposes of determining the benefits accrued under the plan. NEOs that participate in the RC component of the RSP are eligible to receive a supplemental annual retirement contribution of 4% of eligible earnings under the defined contribution RBEP as a nonqualified contribution on base salary earnings in excess of IRS limits. The defined contribution RBEP, applicable to the RC component of the RSP, became effective January 1, 2013. The amount that the Company contributes under the defined contribution RBEP is also included in the “All Other Compensation” column of the Summary Compensation table for Messrs. Beck, Hurley and Moule (excluding 2020 earnings).

Post Termination And Change In Control Benefits

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and the values of potential payments that would be due if termination of employment or a change in control occurred on December 31, 2020 are set forth in the tables following the description.

Severance Agreement

All of our NEOs are eligible for certain severance benefits in connection with a change in control or a separation from service following a change in control under the terms of a severance agreement. Generally, our severance agreements are based on the same form agreement. The term of each severance agreement is one year with an automatic annual extension commencing on each January 1, unless the Company or the NEO provides written notice not later than September 30 of the preceding year of a determination not to extend the severance agreement. However, if a change in control occurs during the term of the severance agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. The Compensation Committee believes that the Company’s severance agreements for its NEOs help assure that the NEOs will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

The severance agreements provide, among other things, that upon the occurrence of a change in control, NEOs are entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that each NEO is otherwise entitled to receive with respect to such year.

In addition, if, following a change in control and during the applicable term of the severance agreement, a NEO’s employment is involuntarily terminated other than for cause or if the NEO voluntarily terminates employment for good reason, then the NEO is entitled to certain severance payments and benefits conditioned upon executing a release. These payments and benefits generally consist of the following:

•	An amount equal to two times the most recent base salary and two times the highest of (i) the annualized average bonus for up to three years prior (or such annualized year if applicable) to the (a) separation from service or (b) change in control; or (ii) the target bonus for the year in which the separation from service occurs;
•	Cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any pro rata bonus previously paid for the same period);
•	Twenty-four months of additional age credit, benefit accruals and vesting credit under the Company’s non-qualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs;
•	Twenty-four months of continued financial planning assistance at the Company’s expense;
•	Twenty-four months continued participation in any welfare plans of the Company (including medical, dental, death, disability, and the Company’s SEELIP, if applicable) in which the NEO was participating at the time of termination of employment or change in control; and
•	An additional payment each month during the 24-month period to gross-up the NEO for all taxes due on the medical and dental benefits payable under the severance agreement.

For purposes of the severance agreements, “good reason” generally includes a termination by a NEO, subject to an applicable cure period, for: (i) the assignment of any duties materially inconsistent with the NEO’s status as an executive officer or a material adverse alteration in the nature or status of the NEO’s responsibilities from such responsibilities in effect prior to the change in control, (ii) a reduction in the annual base salary of more than 5% or $20,000, (iii) greater than a 50-mile change in the location of Company executive offices, and (iv) the failure to follow procedures in the event of a termination for “cause.”

If, during the term of the severance agreement following a change in control, the Company disputes that a NEO’s employment has been involuntarily terminated other than for cause or that the NEO terminated employment for good reason, the Company may be obligated under the severance agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the severance agreement, in addition to the payments and benefits described above.

If NEOs become entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits and the NEO may be obligated to repay a portion of any benefits that were previously paid as described above in a lump sum.

The Company’s severance agreements also provide that, if any payment or benefit would be subject to excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive retaining a larger amount, on an after-tax basis, than if he or she had received the entire amount of such payments and benefits and paid the applicable excise tax (i.e., the Company does not provide a tax gross-up for any excise taxes as a result of change in control benefits).

Each NEO’s severance (change in control) agreement supersedes any other agreements and plans that apply in the event that the executive’s employment with the Company is terminated following a change in control without cause or by the executive for good reason. The superseded agreements and plans include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

During 2020, each of our NEOs was covered by the Executive Separation Pay Plan. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in a conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Under the Executive Separation Pay Plan, a terminated eligible NEO is entitled to minimum severance of one month’s base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months’ salary continuation (or, 24 months’ salary and pro rata actual bonus in the case of Mr. Dempsey) plus accrued vacation pay, the eligible NEO must execute a release of claims acceptable to the Company. The salary portion of such severance is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. The pro rata actual bonus to be paid to Mr. Dempsey would be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, flexible benefit and premium payments and benefits under the SEELIP, ELIP or EGTLIP will be continued for NEOs.

Annual Incentive Plans

Participants in the annual cash incentive program for any year whose employment is involuntarily terminated by the Company other than for cause on or after November 1 and before awards are paid for such year are eligible to receive prorated awards for such year based on actual performance, as are participants who are terminated by reason of retirement, death or disability. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our CPP, the RBEP and the MSSORP are disclosed in the Pension Benefits table on page 47 above and the accompanying discussion. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the Potential Payment Upon Termination Or Change In Control table on page 55.

Awards Granted Under The Stock And Incentive Award Plan

The table below summarizes potential payments upon termination or change in control pursuant to each of the Company’s stock option, RSU and PSA standard agreements. The applicable agreement contains the complete and controlling terms and conditions that apply to each type of award, which may vary by individual. For awards granted after January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 55 with 10 years of service. For awards granted prior to January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 62 with 5 years of service.

Termination Scenario	Stock Options	Restricted Stock Units	Performance Share Awards
Involuntary termination without cause	Vested options will remain exercisable for one year from the date of termination. Unvested options will terminate.	Unvested portion of award will terminate.	For awards granted at least one year prior to termination, a pro rata payout will be made based on actual performance, at the end of the three-year performance period. All unearned PSAs will terminate.
Death	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for one year after termination.	A pro rata portion of unvested shares will immediately vest.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Disability	Grants 2016 or later: unvested options continue to vest while executive is disabled. Upon a change in status, any unvested options will terminate. Any vested options remain exercisable for one year.	Shares will continue to vest while executive remains disabled. Upon a change in status, any unvested portion of the award will terminate.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Retirement	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for five years after the termination date.	A pro rata portion of unvested shares will immediately vest.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Termination for cause or voluntary resignation	All outstanding stock options will terminate.	Unvested portion of the award will terminate.	All unvested PSAs will terminate.
Change in control and termination other than for cause within two years	All unvested options will immediately vest and remain exercisable for two years after the termination date.	All unvested shares will immediately vest.	Vesting of PSAs based on actual performance will occur for full years that have been completed and based on target for any remaining period.

Potential Payment Upon Termination Or Change In Control

The amount of compensation payable to each NEO if termination of employment or a change in control occurs, assuming a December 31, 2020 triggering event, is listed in the table below1.

			Without Cause/Good				Change in
	Voluntary	For Cause	Reason			Change in	Control with
	Termination[7]	Termination[8]	Termination[9]	Death[10]	Disability[10,11]	Control[12]	Termination[13]	Retirement[14]
P. Dempsey[14]
Cash Compensation/Severance			$1,935,000	$135,000	$135,000	$540,000	$4,266,695	$135,000
Additional Retirement Benefits[2]							$1,390,192
Continuation of Other Benefits[3]			$366,019				$366,019
Stock Options[4]
Restricted Stock Units[5]				$733,738			$1,328,889	$733,738
Performance Share Awards[6]			$3,367,489	$4,039,993	$4,039,993		$6,113,214	$4,039,993
Total			$5,668,508	$4,908,731	$4,174,993	$540,000	$13,465,009	$4,908,731
C. Stephens, Jr.[15]
Cash Compensation/Severance		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Additional Retirement Benefits[2]		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Continuation of Other Benefits[3]		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Stock Options[4]		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Restricted Stock Units[5]	$276,463	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Performance Share Awards[6]	$799,179	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	$1,075,642	N/A	N/A	N/A	N/A	N/A	N/A	N/A
M. Beck
Cash Compensation/Severance			$506,000	$46,000	$46,000	$184,000	$1,910,794
Additional Retirement Benefits[2]							$58,682
Continuation of Other Benefits[3]			$62,816				$110,632
Stock Options[4]
Restricted Stock Units[5]				$169,203			$322,642
Performance Share Awards[6]			$361,572	$466,348	$466,348		$755,281
Total			$930,388	$681,551	$512,348	$184,000	$3,158,031
S. Moule
Cash Compensation/Severance			$550,000	$50,000	$50,000	$200,000	$1,750,000
Additional Retirement Benefits[2]							$24,000
Continuation of Other Benefits[3]			$52,941				$90,881
Stock Options[4]
Restricted Stock Units[5]				$114,509			$234,897
Performance Share Awards[6]			$130,476	$130,476	$130,476		$391,479
Total			$733,417	$294,985	$180,476	$200,000	$2,491,257
P. Hurley, Ph.D.
Cash Compensation/Severance			$421,830	$34,830	$34,830	$139,320	$1,296,450
Additional Retirement Benefits[2]							$55,888
Continuation of Other Benefits[3]			$57,222				$99,444
Stock Options[4]
Restricted Stock Units[5]				$150,803			$269,012
Performance Share Awards[6]			$287,970	$340,333	$340,333		$589,119
Total			$767,022	$525,966	$375,163	$139,320	$2,309,913

1.	Amounts in this table were based on the NEOs’ base salaries effective December 31, 2020, without taking into account the temporary salary reductions put in place in 2020 as a result of the COVID-19 pandemic (as applicable). The value of equity awards vesting upon a change in control, retirement, death or disability is equal to the grant’s intrinsic value as of December 31, 2020 based on the closing market price of $50.69. Equity awards and non-equity incentive plan compensation that were fully vested by their terms as of December 31, 2020 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” Table.
2.	The value of these benefits is based upon provisions of the change in control severance agreements with our NEOs whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for two additional years after employment termination.
3.	The value of these benefits is based upon the Executive Separation Pay Plan and the change in control severance agreements with our NEOs whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12 or 24 months upon covered terminations of employment, and continuation of premium payments and benefits under the SEELIP, ELIP or EGTLIP as applicable. Although continued participation may cease to the extent the NEO subsequently has coverage elsewhere, the numbers set forth in the table above reflect an estimate of coverage for the maximum applicable time period.
4.	Amounts reflect the difference between the exercise price of the options underlying the awards and the closing market price of $50.69 as of December 31, 2020. Options with a strike price greater than $50.69 are shown as $0. Equity awards that were fully vested by their terms as of December 31, 2020 are not included in the numbers shown above. Calculation assumes that options are exercised immediately, although severance agreements allow 2 years to exercise following a Change in Control and qualified termination, 1 year in the case of death or disability and 5 years in the case of retirement. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” Table.
5.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2020 at the closing market price of $50.69 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2020. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” Table.
6.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2020 at the closing market price of $50.69 and assume target level performance and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2020. No values are included in the Change In Control column because performance results are determined and approved by the CMDC in February 2021.
7.	No additional payment is due under the Annual Incentive Plans for the Cash Compensation/Severance row of the table; participants must be employed on the date of payment to receive an award. Mr. Stephens voluntarily resigned from the Company effective December 31, 2020. Mr. Stephens was retirement-eligible under the equity plans as of his resignation and therefore eligible to receive a pro-rated payout for his equity awards. Proration is based on days worked in performance period and target performance is assumed for performance shares. Proration is based on days worked since grant date for other equity awards.
8.	The Executive Separation Pay Plan stipulates no separation benefits are due if the executive is terminated for misconduct. Under the Annual Incentive Plans, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no bonus under the Annual Incentive Plans if terminated for Cause.
9.	The amount in the Cash Compensation/Severance row of the table equals one year’s salary (or two years’ salary for Dempsey) and includes a pro-rated award under the Annual Incentive Plans for all executives. Under the Annual Incentive Plans, an executive terminated other than for cause after November 1, 2020 is entitled to a pro-rated payout based on actual performance. For Without Cause/Good Reason Termination, performance shares granted over a year prior to the termination date are pro-rated at target.
10.	No additional salary is due upon death or disability, but, under the Annual Incentive Plans, the participant would be entitled to a pro-rated award for a death or disability on December 31, 2020. Participants’ beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Prorated equity awards vest at date of death for awards granted on or after January 1, 2016. Proration is based on days worked in performance period and target performance is assumed for performance shares. Proration is based on days worked since grant date for other equity awards.
11.	Participants would be able to receive short-term disability and long-term disability payments available to all salaried employees for which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards granted on or after January 1, 2016 (other than performance shares) are subject to continued vesting upon the occurrence, and continuation, of a qualifying disability event. No incremental value is shown for disability because vesting does not accelerate upon termination for disability. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End Table.
12.	Upon a change in control event with continued employment, executives are entitled to a pro-rated target bonus. The table reflects a December 31, 2020 change in control event. Since a portion of the 2020 bonus is earned as of December 31, 2020, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year. No performance share values are included in the Change In Control column because performance results are determined and approved by the CMDC in February 2021.
13.	Executives are entitled to two years’ salary and a pro-rated target bonus upon a change in control and qualifying termination. The table reflects a December 31, 2020 event. Since a portion of the 2020 bonus is earned as of December 31, 2020, the Cash Compensation/ Severance row includes the excess (if any) of the pro-rated target bonus over the amount actually earned for the year. Pro-rated bonus is reflected for all NEOs, with the exception of Mr. Stephens per footnote 15, as target bonus exceeds actual bonus for all of those individuals. Agreements separately provide for a bonus component of the severance benefit. For all NEOs, this is based on a 2x multiple of a 3-year average bonus or the target bonus if target is more favorable, for post-change in control termination. No reductions to the 2020 amounts were necessary for any of the NEOs as none of their calculated amounts were in excess of the largest allowable after-tax payments. Unvested stock options and restricted stock awards will immediately vest. Vesting of performance shares based on actual performance will occur for full years that have been completed and based on target for any remaining period.
14.	Equity awards allow for retirement treatment if an executive terminates employment at or after attaining age 55 with at least 10 years of service (for awards granted during or after 2016). Mr. Dempsey and Mr. Stephens were retirement eligible as of December 31, 2020. Mr. Stephens was therefore eligible to receive a pro-rated payout for his equity awards upon his resignation effective December 31, 2020 (reflected in the Voluntary Termination section of this table). Proration is based on days worked in performance period and target performance is assumed for performance shares. Proration is based on days worked since grant date for other equity awards. Executives who terminate employment by reason of retirement are also entitled to a pro-rated payout under the Annual Incentive Plans. As Mr. Stephens voluntarily resigned from the Company effective December 31, 2020, he was ineligible to receive a payment under the Annual Incentive Plans and no amount is shown for the Cash Compensation/Severance row of the table.
15.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020. Treatment upon resignation is detailed in the Voluntary Termination section of the table and described in footnote 7 above. The other termination scenarios cannot have occurred and are therefore represented as “N/A” in the table.

2020 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the “Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO. For 2020, our last completed fiscal year:

•	the median of the Annual Total Compensation of all of our employees (other than our CEO) was $60,082 and
•	the Annual Total Compensation of our CEO was $8,154,857.

Accordingly, the ratio of our CEO’s Annual Total Compensation to the median employee’s Annual Total Compensation was 136 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For 2020, to identify the median employee of our workforce, we used the following methodology and material assumptions and estimates:

•	As of October 1, 2020, the date we selected to identify the median employee, our employee population consisted of approximately 4,700 individuals.
•	We selected base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2020 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized pay for new hires in 2020.

After identifying the median employee, we then calculated that employee’s compensation for 2020 under Item 402(c)(2)(x) of Regulation S-K, resulting in the Annual Total Compensation shown above.

The Annual Total Compensation of our CEO shown above reflects the amount reported for Mr. Dempsey in the “Total” column for 2020 in the Summary Compensation Table included in this proxy statement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2020:

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-average Exercise	Future Issuance Under
	be Issued Upon Exercise	Price of Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants and	(excluding securities reflected
	Warrants and Rights	Rights	in column a
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
Barnes Group Inc. Stock and Incentive Award Plan (2014 Plan)	1,026,156[1]	49.29[2]	3,067,427[3]
Employee Stock Purchase Plan (ESPP)			250,790
Non-Employee Director Deferred Stock Plan, As Further Amended	31,200
Total	1,057,356		3,318,217

1.	Included in this amount are 196,050 shares reserved for RSU awards, 184,495 shares reserved for PSAs assuming target performance, and (38,143) shares reserved for PSAs assuming below target performance.
2.	Weighted-average exercise price excludes 418,866 shares related to RSU and PSA awards which do not have an exercise price.
3.	The 2014 Plan allows for stock options and stock appreciation rights to be issued at a ratio of 1:1 and other types of incentive awards at a ratio of 2.84:1.

STOCK OWNERSHIP

Security Ownership Of Certain Beneficial Owners

The individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock as of March 1, 2021:

		The	Bank of	Wasatch	Dimensional	Champlain
	BlackRock	Vanguard	America	Advisors,	Fund	Investment	Mr. Thomas
	Inc.	Group Inc.	Corporation	Inc.	Advisors LP	Partners, LLC	O. Barnes
Common Stock	7,210,512	4,797,183	4,088,902	3,823,535	3,047,308	2,761,755	2,566,976*
Percent of Common Stock	14.2%	9.48%	8.1%	7.6%	6.0%	5.46%	5.07%
Sole voting power	7,126,536	None	None	3,823,535	2,979,813	2,122,745	2,566,976*
Shared voting power	None	47,677	4,087,650	None	None	None	None
Sole investment power	7,210,512	4,712,096	None	3,823,535	3,047,308	2,761,755	953,805*
Shared investment power	None	85,087	4,088,891	None	None	None	1,613,171

*	Includes 12,000 shares Mr. T. Barnes has the right to receive under the Non-Employee Director Deferred Stock Plan.

The foregoing information is based solely on Schedules 13G/A filed by the following on the dates indicated: Schedule 13G/A filed by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, with the SEC on January 26, 2021; Schedule 13G/A filed by The Vanguard Group Inc., 100 Vanguard Blvd., Malvern, PA 19355, with the SEC on February 10, 2021; Schedule 13G/A filed by Bank of America Corporation, Bank of America Corporate Center, 100 N Tryon Street, Charlotte, NC 28255, with the SEC on February 8, 2021; Schedule 13G/A filed by Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, UT 84108, with the SEC on February 11, 2021; Schedule 13G/A filed by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746, with the SEC on February 12, 2021; Schedule 13G filed by Champlain Investment Partners, LLC, 180 Battery St., Burlington, Vermont 05401, with the SEC on February 12, 2021; and Company records for Mr. T. Barnes, 123 Main Street, Bristol, CT 06010.

Security Ownership Of Directors And Executive Officers

As of March 1, 2021, each of our directors and NEOs and all directors and executive officers as a group beneficially owned the number of shares of Common Stock shown below. The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Amount and Nature of	Percent of
Directors	Beneficial Ownership[1]	Common Stock
Thomas O. Barnes	2,566,976	5.07%
Elijah K. Barnes	43,779	0.09%
Richard J. Hipple	9,445	0.02%
Thomas J. Hook	9,057	0.02%
Daphne E. Jones	2,450	0.00%
Mylle H. Mangum	23,072	0.04%
Hans-Peter Männer	408,033	0.81%
Hassell H. McClellan[2]	19,445	0.04%
William J. Morgan	45,688	0.09%
Anthony V. Nicolosi	6,433	0.01%
JoAnna L. Sohovich	13,611	0.03%
Total	3,147,989	6.22%

	Amount and Nature of	Percent of
Officers	Beneficial Ownership[1]	Common Stock
Patrick J. Dempsey	642,759	1.26%
Christopher J. Stephens, Jr.[3]	122,375	0.24%
Michael A. Beck	68,271	0.14%
Stephen G. Moule	0	0.00%
Patrick T. Hurley, Ph.D.	6,178	0.01%
Total	839,583	1.65%

	Amount and Nature of	Percent of
	Beneficial Ownership[1]	Common Stock
Current directors & executive officers as a group (19)	4,160,437	8.21%

1.	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.
2.	Director McClellan will retire from the Board effective as of the 2021 Annual Meeting in accordance with the mandatory retirement provisions of our Corporate Governance Guidelines.
3.	Christopher J. Stephens, Jr. voluntarily resigned from the Company, effective December 31, 2020.

Mr. T. Barnes has sole voting power with respect to 2,566,976 shares; sole investment power with respect to 953,805 shares, and shared investment power with respect to 1,613,171 shares. Of the shares of Common Stock owned by Mr. T. Barnes, 100,000 shares are pledged.

The shares listed for Messrs. Dempsey, Stephens, Beck, Moule, Hurley and all directors and executive officers as a group include 271,336; 45,207; 41,840; 0; 5,263; and 425,714 shares, respectively, which they have the right to acquire within 60 days after March 1, 2021.

The shares listed for Messrs. Dempsey and Stephens and all executive officers as a group include 4,246; 2,451; and 31,664 shares, respectively, over which they have shared investment power. These shares are held under the Company’s Retirement Savings Plan.

The shares listed for Mr. T. Barnes and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described in “Deferred Compensation” on page 21.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.

Delinquent Section 16(a) Reports

Based on a review of the reports filed with the SEC and written representations from our directors and executive officers, we believe that during 2020, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that Director Thomas Barnes, Chairman of the Board, had one late Form 4 reporting the open market sale of Common Stock due to an administrative error.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors. During 2020, no member of the Compensation Committee had a relationship with the Company or any of our subsidiaries, other than as directors and stockholders, and no member was an officer or employee of the Company or any of our subsidiaries, a participant in a related person transaction or an executive officer of another entity, where one of our executive officers serves on the board of directors that would constitute a related person transaction or raise concerns of a Compensation Committee interlock.

RELATED PERSON TRANSACTIONS

Policies And Procedures For Related Person Transactions

The Company has a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and its stockholders and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. The Corporate Governance Committee may consider the following:

•	the extent of the related person’s interest in the transaction;
•	whether the transaction would create an actual or apparent conflict of interest;
•	the availability of other sources or comparable products or services, if applicable;
•	whether the item is generally available to substantially all employees, if applicable;
•	the benefit to the Company; and
•	the aggregate value of the transaction.

Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

Related Person Transactions For 2020

There were no related person transactions for 2020.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent directors functioning in accordance with a written charter adopted and approved by the Board of Directors, reviewed at least annually by the Audit Committee and available on the Company’s website. As provided in its charter, the Audit Committee’s purpose is to assist the Board of Directors in fulfilling specified responsibilities, including oversight of the process for external financial reporting. The Audit Committee relies on the expertise and knowledge of management and the Company’s independent registered public accounting firm in carrying out its oversight responsibilities.

The Board of Directors has made an affirmative determination that each member of the Audit Committee is independent under the SEC and NYSE rules applicable to audit committee members. Further, the Board of Directors has made an affirmative determination that in light of their respective backgrounds and experiences, each member of the Audit Committee meets the financial literacy requirements for service to the Audit Committee and at least one member is an “audit committee financial expert” as such term is defined in the SEC rules.

Through regularly scheduled meetings, the Audit Committee facilitates open communication with the Board of Directors, Company management and the Company’s independent and internal auditors. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls for preparing financial statements and for the public reporting process. The Company’s independent registered public accounting firm for 2020, PricewaterhouseCoopers LLP (PwC), was responsible for expressing opinions on the conformity of the Company’s audited financial statements for the year ended December 31, 2020 with generally accepted accounting principles and on the effectiveness of internal control over the Company’s financial reporting.

With respect to the fiscal year ended December 31, 2020, the Audit Committee, among other things:

•	discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits, and
•	reviewed and discussed with management, internal audit, and PwC the Company’s: (i) financial reporting process, (ii) internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, (iii) the audited financial statements, (iv) management’s report on the operating effectiveness of internal control over financial reporting, and (v) PwC’s audit report and attestation report on the Company’s internal control over financial reporting included in the Company’s Annual Report on Form 10-K.

This review and discussion included a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and, with regard to PwC, the additional matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) No. 1301.

The Audit Committee reviewed and discussed the qualifications, performance and independence of PwC. In conjunction with the review of PwC’s independence, the Audit Committee received from PwC the written disclosures and letter required by PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with PwC the firm’s independence from the Company and management, including among other things, the compatibility of non-audit services with maintaining PwC’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself that PwC’s provision of non-audit services is compatible with PwC’s conclusion regarding their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved inclusion of the audited financial statements for the fiscal year ended December 31, 2020 in the Company’s Annual Report on Form 10-K for 2020 filing with the SEC.

The Audit Committee
William J. Morgan, Chair	Hans-Peter Männer
Thomas J. Hook	Anthony V. Nicolosi
Daphne E. Jones

Principal Accounting Fees And Services

The following table summarizes the fees for professional services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019:

Type of Fees	2020	2019
Audit Fees[1]	$2,731,674	$2,626,718
Audit-Related Fees[2]	19,536	775,550
Tax Fees[3]	377,386	347,704
All Other Fees[4]	1,818	1,800
Total Fees	3,130,414	3,751,772

1.	Fees for services provided for the integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting and reviews of consolidated financial statements included in the Company’s quarterly reports on Form 10-Qs relating to periods in the respective years as well as for services provided for statutory and regulatory filings for the respective years. Fees for 2019 include additional audit services related to acquisitions and the 2019 adoption of the new revenue recognition standard.
2.	Fees for services related to due diligence and audits of employee benefit plans.
3.	Fees for tax compliance and domestic and international consulting and planning services.
4.	Fees for the license fees for PricewaterhouseCoopers LLP’s online research software Inform.

Our policy is to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under our Audit Committee’s policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and consultations. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Our Audit Committee approved all services that our independent registered public accounting firms provided to us in the past two years.

Proposal 3 – Ratify The Selection Of PricewaterhouseCoopers LLP As The Company’s Independent Auditor For 2021

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Although not required by the Company’s Charter or Bylaws, the Company has determined to ask stockholders to ratify this selection as a matter of good corporate practice. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2021 Annual Meeting, have the opportunity to make a statement, if desired, and be available to respond to appropriate questions.

The Board recommends a vote FOR this proposal.

VOTING INFORMATION

Who Can Vote

Only stockholders of record at the close of business on March 12, 2021 will be entitled to vote at the virtual 2021 Annual Meeting. As of March 12, 2021, the Company had 50,650,024 outstanding shares of Common Stock, par value $.01 per share, each of which is entitled to one vote.

Voting Your Shares

You can vote your shares either by proxy or live by audio webcast at the virtual 2021 Annual Meeting. If you choose to vote by proxy, you can do so in one of the following ways:

Vote by Phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. E.T. the day prior to the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote by Internet - Before the Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode in the proxy card you received.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. E.T. the day prior to the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you choose to vote at the virtual Annual Meeting - Go to www.virtualshareholdermeeting.com/B2021 and follow the instructions below.

If you vote by Internet or telephone, you should not return your proxy card. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares. Proxies will be solicited on behalf of the Board by mail and other electronic means or in person, and we will pay the solicitation costs.

How to Attend and Vote During the Virtual Annual Meeting

•	To be admitted to the virtual Annual Meeting, use link the provided in the NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS (www.virtualshareholdermeeting.com/B2021).
•	Enter the control number found on your proxy card, voting instruction form or notice you received with the proxy materials. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number or how to vote your shares.
•	Once admitted to the virtual Annual Meeting, you may vote and/or submit questions during the virtual Annual Meeting by following the instructions available on the virtual Annual Meeting website.
•	If you do not have your control number, you may attend the virtual Annual Meeting as a guest (non-stockholder). As a guest, you will not have the option to vote your shares at the virtual Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

Revocation Of Proxy

A stockholder who executes and delivers a proxy may revoke it at any time before it is exercised by voting live by audio webcast at the 2021 Annual Meeting, by delivering a subsequent proxy, by notifying the inspectors of the election live by audio webcast or in writing or, if previous instructions were given through the Internet or by telephone, by providing new instructions by the same means.

Quorum

For the business of the 2021 Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2021 virtual Annual Meeting must be present live by audio webcast or represented by proxy at the 2021 Annual Meeting to have a quorum. Thus, 25,325,013 shares must be represented live by audio webcast or by proxy to have a quorum at the 2021 Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote live by audio webcast at the 2021 Annual Meeting. Shares represented at the meeting by proxies including abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum. Shares owned by the Company are not considered outstanding or considered to be present at the 2021 Annual Meeting. If there is not a quorum at the 2021 Annual Meeting, either the chairperson of the 2021 Annual Meeting or our stockholders entitled to vote at the 2021 Annual Meeting may adjourn the 2021 Annual Meeting.

Voting Standards And Board Recommendations

Voting Item		Voting Standard	Board Recommendation
1.	Election of 11 directors	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter. Proxies may not be voted for more than the number of nominees named by the Board.	For
2.	Advisory vote for the resolution to approve the Company’s executive compensation	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.	For
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2021	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.	For

Broker Non-votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Under applicable NYSE rules, if you hold your shares through a bank or brokerage firm and your broker delivers the Notice of Internet Availability or the printed proxy materials to you, the broker has discretion to vote on “routine” matters only. Of the matters to be voted on as described in this proxy statement, only the ratification of the selection of our independent registered public accounting firm is considered “routine” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

Effect Of Broker Non-votes And Abstentions

Abstentions and broker non-votes are not counted as votes cast and thus will not have an effect on the outcome of Proposal 1 (election of directors). Abstentions will have the effect of a vote against Proposal 2 (executive compensation) and Proposal 3 (independent auditor), while broker non-votes will have no effect on the outcome of the vote on Proposal 2 (executive compensation). There will not be any broker non-votes for Proposal 3 (independent auditor).

Dissenters’ Rights of Appraisal

Stockholders do not have appraisal rights under Delaware law or under the Company’s governing documents with respect to the matters to be voted upon at the 2021 Annual Meeting.

Interests of the Company’s Officers and Directors

Members of the Board have an interest in Proposal 1, the election to the Board of the eleven director nominees set forth herein, as each of the nominees is currently a member of the Board. Members of the Board and executive officers of Barnes Group have an interest in Proposal 2 to the extent they are compensated by the Company. Members of the Board and executive officers of the Company do not have any interest in Proposal 3, the ratification of the appointment of our independent registered public accounting firm.

Participants In The Barnes Group Inc. Retirement Savings Plan

You must provide the trustee of the Barnes Group Inc. Retirement Savings Plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the 2021 Annual Meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. Except as otherwise required by law, if the trustee does not receive your instructions, the trustee will vote your shares in the same proportion on each issue as it votes those shares for which it has received voting instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 P.M. E.T. on May 4, 2021.

Results of the Meeting

Preliminary voting results will be announced at the 2021 Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the 2021 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the 2021 Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

DOCUMENT REQUEST INFORMATION

E-Proxy Process

According to the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials (proxy statement for the 2021 Annual Meeting, the proxy card and the 2020 Annual Report to Stockholders) by providing access to these materials on the Internet.

A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about March 26, 2021. We are providing this notice in lieu of mailing the printed proxy materials and instructing stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

The proxy statement and annual report to stockholders are available at www.bginc.com.

Stockholders Requesting Copies Of 2020 Annual Report

Stockholders may request and we will promptly mail without charge a copy of the 2020 Annual Report by writing to: Manager, Stockholder Relations, Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Householding Of Annual Meeting Materials

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the 2020 Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon written or oral request to Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will promptly provide separate copies of the 2020 Annual Report and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or the 2020 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, and 3 of the Notice of 2021 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given before the meeting, will be voted in the manner specified therein.

Stockholder Recommended Director Candidates

In accordance with the Company’s Corporate Governance Guidelines and Process and Procedure for Identifying Director Candidates, the Corporate Governance Committee will consider director candidates recommended by stockholders of the Company. The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Any stockholder wishing to submit a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee
c/o Senior Vice President, General Counsel and Secretary
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010

Stockholder recommendations must comply with the information requirements of the notice provisions contained in the Company’s Bylaws in order to be considered. Letters recommending a director candidate must include, among other things, the stockholder’s name, address, and stock ownership information (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the NYSE rules; a description of all agreements, arrangements and understandings between the nominee and any other person regarding the nomination by such stockholder, and any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company; and the other disclosure requirements set forth in Section 7 of Article II of the Bylaws. The recommendation letter must also include similar information regarding the director candidate and other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws, and the stockholder must include a completed questionnaire, representation and agreement signed by the candidate (which are provided by the Secretary of the Company upon written request). Stockholder nominations must also comply with the deadlines for submitting director nominations set forth in the Company’s Bylaws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2022 Annual Meeting.”

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

A proposal for action to be presented by any stockholder at the 2022 Annual Meeting of Stockholders will be acted upon only:

If the proposal is to be included in the proxy statement and form of proxy, the proposal is received at the Company’s Office of the Secretary at the address below on or before November 26, 2021; or

If the proposal is not to be included in the proxy statement, or to nominate candidates for election as directors, it must be in accordance with our Bylaws, which provide that they may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between December 8, 2021 and January 7, 2022.

The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the 2022 Annual Meeting, the reasons for conducting the business at the 2022 Annual Meeting and the stockholder’s ownership of the Company’s capital stock. The requirements for the notice are set forth in the Bylaws, which are available on the Company’s website, www.bginc.com. Stockholders may also obtain a copy by writing to the Company at:

Legal Services Barnes Group Inc. 123 Main Street Bristol, Connecticut 06010

March 26, 2021

BARNES GROUP INC. RESOURCES

The following materials are available on our website at www.bginc.com.

Annual Reports	http://ir.barnesgroupinc.com/financials/annual-reports/default.aspx
Board Committees	http://ir.barnesgroupinc.com/governance/committee-composition/default.aspx
Barnes Enterprise System (BES)	http://www.barnesgroupinc.com/about-bgi/barnes-enterprise-system.aspx
Board of Directors	http://ir.barnesgroupinc.com/governance/board-of-directors/default.aspx
California Transparency in Supply Chains Act Disclosure	http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/2021/California-Transparency-in-Supply-Chains-Act-Statement-April-2015.pdf
Certificate of Incorporation	http://s24.q4cdn.com/605164115/files/doc_downloads/barnes_group_inc/Restated-Certificate-of- Incorporation-05032013.pdf
Code of Business Ethics and Conduct	http://ir.barnesgroupinc.com/governance/highlights/default.aspx
Code of Business Ethics and Conduct for Suppliers	http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/Code-of-Business-Ethics-and-Conduct-for- Suppliers-11-6-2018.pdf
Communicating Concerns to Directors	http://www.compliance-helpline.com/welcomepagebarnesgroup.jsp
Company Bylaws	http://s24.q4cdn.com/605164115/files/doc_downloads/barnes_group_inc/By-Laws-Effective-7-28-2016.pdf
Conflict Minerals Policy	http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/Conflict-Minerals-Policy.pdf
Corporate	http://www.bginc.com/
Corporate Governance Guidelines	http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/Corporate-Governance-Guidelines-Approved-February-12-2021-PDF.pdf
Environmental Social and Governance Report	https://www.barnesgroupinc.com/about-bgi/environmental-social-governance.aspx
Events and Presentations	http://ir.barnesgroupinc.com/events-and-presentations/default.aspx
Investor Relations	http://ir.barnesgroupinc.com/home/default.aspx
Leadership Team	http://ir.barnesgroupinc.com/governance/executive-management/default.aspx
Proxy Statements	http://ir.barnesgroupinc.com/financials/proxy-statements/default.aspx
Quarterly Reports	http://ir.barnesgroupinc.com/financials/quarterly-results/default.aspx
SEC Filings	http://ir.barnesgroupinc.com/financials/sec-filings/default.aspx
Stock Quote and Chart	http://ir.barnesgroupinc.com/stock-info/default.aspx

ACRONYMS

AC	Audit Committee	NEO	Named Executive Officer
BOD	Board of Directors	NYSE	New York Stock Exchange
CD&A	Compensation Discussion and Analysis	OM	Operating Margin
CG	Corporate Governance Committee	PCAOB	Public Company Accounting Oversight Board
CMDC or Compensation Committee	Compensation and Management Development Committee	PLBP	Performance-Linked Bonus Plan
DC Plan	Deferred Compensation Plan	PSAs	Performance Share Awards
DWC	Days Working Capital	RBEP	Retirement Benefit Equalization Plan
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization	ROIC	Return on Invested Capital
EGTLIP	Executive Group Term Life Insurance Program	RSUs	Restricted Stock Units
ELIP	Enhanced Life Insurance Program	SEC	Securities and Exchange Commission
EPS	Earnings Per Share	SEELIP	Senior Executive Enhanced Life Insurance Program
ESPP	Employee Stock Purchase Plan	CPP	Consolidated Pension Plan
MSSORP	Modified Supplemental Senior Officer Retirement Plan	TSR	Total Shareholder Return

Barnes GROUP INC

Corporate Office
123 Main Street
Bristol, CT 06010-6376
USA
BGInc.com

123 MAIN STREET
BRISTOL, CT 06010

VOTE BY INTERNET
Before The Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the virtual Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to www.virtualshareholdermeeting.com/B2021

You may attend the virtual Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D38296-P52042-Z79378	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BARNES GROUP INC.

The Board of Directors recommends you vote FOR all of the following director nominees:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Thomas O. Barnes	☐	☐	☐

	1b.	Elijah K. Barnes	☐	☐	☐

	1c.	Patrick J. Dempsey	☐	☐	☐

	1d.	Richard J. Hipple	☐	☐	☐

	1e.	Thomas J. Hook	☐	☐	☐

	1f.	Daphne E. Jones	☐	☐	☐

	1g.	Mylle H. Mangum	☐	☐	☐

	1h.	Hans-Peter Männer	☐	☐	☐

	1i.	William J. Morgan	☐	☐	☐

	1j.	Anthony V. Nicolosi	☐	☐	☐

	1k.	JoAnna L. Sohovich	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain

2.	Advisory vote for the resolution to approve the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:

3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditor for 2021.	☐	☐	☐

NOTE: To conduct such other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

D38297-P52042-Z79378

BARNES GROUP INC.
Annual Meeting of Stockholders
May 7, 2021 11:00 AM E.T.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas O. Barnes and Patrick J. Dempsey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Barnes Group Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 A.M. Eastern Time (E.T.), on May 7, 2021, live by audio webcast at www.virtualshareholdermeeting.com/B2021, and any adjournment or postponement thereof. The shares represented by this proxy will be voted as directed by the undersigned stockholder(s) in this proxy card. If no direction is given when this proxy is returned, such shares will be voted "FOR" all of the director nominees listed in proposal 1 and "FOR" proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to the account under this plan, please read the following as to the voting of such shares: if you do not provide voting instructions to the Trustee by 11:59 P.M. Eastern Time (E.T.) on May 4, 2021, these shares will be voted in the same manner and proportion as shares for which instructions are timely received from other plan participants.

Continued and to be signed on reverse side